Exhibit 10.1

Execution Copy
STOCK PURCHASE AGREEMENT

by and among

LANDAIR HOLDINGS, INC.,

COVENANT LOGISTICS GROUP, INC.,

LEW THOMPSON & SON TRUCKING, INC.,

JOSH THOMPSON TRUCKING, INC.,

LEW THOMPSON & SON DEDICATED LEASING, INC.

LEW THOMPSON & SON LEASING INC.,

THE SELLER PARTIES HERETO

and

BOBBY W. THOMPSON, AS SELLER REPRESENTATIVE
__________

April 26, 2023

THIS DRAFT IS INTENDED SOLELY TO FACILITATE DISCUSSION AMONG THE PARTIES. IT IS NOT INTENDED TO CREATE, NOR WILL IT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL IT IS EXECUTED AND DELIVERED BY ALL OF THE PARTIES NAMED HEREIN. THIS DRAFT IS CONFIDENTIAL AND SUBJECT TO THE RESTRICTIONS SET FORTH IN THE NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE PARTIES.

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement, dated April 26, 2023, is made and entered into by and among:
(i) each of Landair Holdings, Inc., a Tennessee corporation (“Purchaser”), and its parent corporation, Covenant Logistics Group, Inc., a Nevada corporation (“Parent”);
(ii) each of Lew Thompson & Son Trucking, Inc., an Arkansas corporation (“Lew Thompson Trucking”), Josh Thompson Trucking, Inc., an Arkansas corporation (“Josh Thompson Trucking”), Lew Thompson & Son Dedicated Leasing, Inc., an Arkansas corporation (“Lew Thompson Dedicated Leasing”), and Lew Thompson & Son Leasing Inc., an Arkansas corporation (“Lew Thompson Leasing” and collectively with Lew Thompson Trucking, Josh Thompson Trucking and Lew Thompson Dedicated Leasing, each a “Company” and together the “Companies”);
(iii) each of Lew Thompson & Son Holding Inc., an Arkansas corporation (“LTS Holding”), the Josh Thompson Exempt Trust, and the Josh Thompson Revocable Trust (the latter two, collectively the “Josh Thompson Trusts” and collectively with LTS Holding, each, a “Seller” and together the “Sellers”);
(iv) Bobby W. “Lew” Thompson (“Lew”), the settlor of the Bobby W. “Lew” Thompson Revocable Trust (the “Lew Thompson Trust”) and an operator of the Companies, and Joshua W. Thompson, the trustee of the Josh Thompson Trusts and an operator of the Companies (“Josh” and collectively with Lew and the Sellers, each a “Seller Party” and together the “Seller Parties”); and
(v) Lew, solely in his capacity as the representative of the Seller Parties (as such, the “Seller Representative”).  Purchaser, the Companies, the Seller Parties and the Seller Representative are from time to time herein each referred to as a “Party”, and collectively as the “Parties”.
A. Sellers collectively own one hundred percent (100%) of the issued and outstanding shares of common stock of the Companies (collectively, the “Shares”).
B. The Companies are collectively engaged in the business of providing poultry transportation, logistics and related equipment leasing services primarily involving animal feed, live-haul, and refrigerated trailers (the “Business”).
C. On April 25, 2023, Lew Thompson & Son Dedicated, Inc., an Arkansas corporation (“Lew Thompson Dedicated”) was merged with and into Lew Thompson Trucking.
D. Subject to the terms and conditions of this Agreement, the Parties desire that, at the Closing, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, the Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties and the Seller Representative (solely in its capacity as the representative of the Seller Parties), each intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION
1.1 Definitions.  The following terms shall have the following meanings for the purposes of this Agreement.

 “Accounting Practices” means the practices set forth on Exhibit A hereto.
 “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that for purposes of Sections 4.8(s), 4.18, 7.1 and 7.5, an “Affiliate” of any Person shall also mean (a) any officer, director, limited or general partner, beneficiary or trustee of such Person, (b) any spouse, parent, sibling or descendant (whether by adoption or birth) of any Person described in clause (a) above, or (c) any trust for the benefit of any Person described in clauses (a) and (b) above.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management or policies of such Person directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.
“Agreement” means this Stock Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.
“Benefit Plans” means employee benefit plans, programs, policies, arrangements or agreements, including (a) each “employee benefit plan”, as defined in Section 3(3) of ERISA and (b) each stock option, stock purchase, stock appreciation rights, phantom equity, or any other equity-based plan, program, agreement or arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, retention or severance pay plan, policy or Contract, deferred compensation Contract or other arrangement, supplemental income or compensation arrangement, consulting Contract, employment Contract and each other material employee benefit plan, Contract or other arrangement, program, practice or understanding which is not described in in the foregoing clause (a), whether written or unwritten, in each case, maintained or sponsored by the Companies for the benefit of current or former employees, officers, and/or directors of any of the Companies (or their respective dependents or beneficiaries), and/or current or former agents, consultants, and/or similar representatives providing services to or for any of the Companies (or their respective dependents or beneficiaries) or with respect to which any of the Companies could have any current or contingent liability or obligation.
“Business Day” means any day of the year other than (a) any Saturday or Sunday, or (b) any other day on which banks located in New York, New York are authorized or required by Law to be closed for business.
 “CARES Act” means the Coronavirus Aid Relief and Economic Security Act of 2020, as amended, and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act.
“Cash” shall mean cash, checks, money orders, and other cash equivalents, funds in time and demand deposits or similar accounts of the Companies, determined in accordance with the Accounting Practices.  For the avoidance of doubt, Cash shall, without duplication, (a) be calculated net of issued but uncleared checks and drafts written or issued by any of the Companies and (b) include checks, ACH transactions and other wire transfers and drafts deposited for the account of any of the Companies.
“Closing Cash” means the collective Cash of the Companies immediately prior to the Closing in excess of One Hundred Thousand Dollars ($100,000.00).

“Closing Indebtedness” means the collective Indebtedness of the Companies immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies Group” means the Companies and its individual, joint or mutual, past, present and future officers, directors, stockholders, members, managers, joint venturers, partners and employees, and all of the foregoing persons’ predecessors, successors, assigns, agents and representatives (in each case, other than Sellers).
“Companies Transaction Expenses” means (a) the fees and expenses of the consultants, financial advisors, attorneys, accountants, management companies or other agents and representatives retained by any of the Companies for services rendered (including research, preparation, drafting documents, negotiations, due diligence assistance, consultations, assessments or valuations) in connection with, or the transactions contemplated by, this Agreement, (b) any severance, retention, or other compensation paid to any current or former employees or consultants of any of the Companies in connection with this Agreement, the Transaction Documents or the transactions contemplated by this Agreement, including the aggregate amount of Transaction Bonus payments and the employer’s share of any payroll Taxes with respect thereto, (c) fifty percent (50%) of the premium and any other costs associated with the D&O Tail Policy (as defined in Section 7.3), and (d) fifty percent (50%) of the cost of the R&W Insurance Policy.
“Computer Software” means all computer software, including source code, executable code, operating systems and specifications, data, databases, files, documentation, and other materials related thereto.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement between the Companies and Purchaser dated January 11, 2023.
“Contract” means any binding contract, subcontract, agreement, indenture, note, bond, loan, instrument, guarantee, deed, mortgage, lease, sublease, license, sublicense, or other arrangement, whether written or oral, and including all amendments, modifications or supplements thereto.
“COVID-19” means the novel coronavirus disease, COVID-19 virus (SARS-COV-2 and all related strains and sequences) or mutation (or antigenic shift or drift) thereof or a disease or public health emergency resulting therefrom.
“Damages” means any loss, liability, Tax, deficiency, damage (but excluding punitive, special and exemplary damages of any kind, except to the extent awarded to a third party in connection with a Third-Party Claim), bond, assessment, fine, interest, penalty, expense, fee or cost of whatever kind (including reasonable attorneys’ fees, the costs of investigation and defense and the costs of enforcement of this Agreement).
“EBITDA” means, with respect to each of the Companies’ fiscal years, the collective net income before interest, income taxes, depreciation, amortization, and gain or loss on disposal of fixed assets of the Companies for such period, determined in accordance with the Accounting Practices and in the manner set forth on Exhibit B.
“Environment” shall mean any of the following media: (a) land, including surface land, sub-surface strata and any natural or man-made structures; (b) water, including coastal and inland waters, surface waters, storm waters, waste waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and (c) air, including indoor and outdoor air.

“Environmental Laws” means all applicable Laws relating to pollution and protection of the Environment or Hazardous Substances, including without limitation any Laws relating to the generation, manufacture, use, processing, treatment, storage, release, distribution, transport, exposure to or disposal of Hazardous Substances and any common laws in effect as of the Closing of nuisance, negligence and strict liability relating to the generation, manufacture, use, processing, treatment, storage, release, distribution, transport, exposure to or disposal of Hazardous Substances.  Included within this definition is the following non-inclusive list of Laws: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1976, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, and any applicable United States federal, state or local Law having a similar subject matter.
“Environmental Matter” shall mean: (a) pollution or contamination of the Environment or the occurrence or existence of Hazardous Substances in the Environment on the Leased Real Property or of an unpermitted Release, in each case, in violation of Environmental Laws; (b) the treatment, handling, storage, transportation, disposal or Release of any Hazardous Substance; (c) exposure of any Person to any Hazardous Substance; and/or (d) the violation of any Environmental Law or any Environmental Permit.
“Environmental Permit” shall mean any Permit issued, granted or required under any Environmental Laws.
“Equitable Remedies” means the effect of, or limitation by, (a) applicable bankruptcy, insolvency, moratorium, reorganization, or similar Laws from time to time in effect which affect creditors’ rights generally or (b) general principles of equity affecting the availability of equitable remedies.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Equipment Amount” means $551,138.00, constituting forty percent (40%) of the gross capital expenditures from tractors and trailers purchased by the Companies after February 17, 2023.
“Final Determination” means the final determination of the Final Base Purchase Price, including Final Net Working Capital, Final Closing Cash, Final Closing Indebtedness, Final Equipment Amount and Final Companies Transaction Expenses, by the mutual agreement of Purchaser and the Seller Representative or by the Accountant, in each case in accordance with Section 2.5(c).
“Fraud” means common law fraud (as determined under Delaware Law) with a specific intent to deceive based on a material representation contained in this Agreement; provided, however, that Fraud shall only be deemed to exist if at the time such representation was made: (a) such representation was actually known to be inaccurate (as opposed to constructive or imputed knowledge) (i) by any of the individuals listed in the definition of Sellers’ Knowledge with respect to any representation and warranty set forth in ARTICLE 4, (ii) by Lew or Josh with respect to any representation and warranty of LTS Holding set forth in ARTICLE 5 of this Agreement, (iii) by Josh with respect to any representation and warranty of the Josh Thompson Trusts set forth in ARTICLE 5 of this Agreement, or (iv) by any officer or director of Purchaser with respect to any representation and warranty set forth in ARTICLE 6 of this Agreement; (b) the Party making the representation intended to deceive the other Party or Parties (or possessed actual knowledge that the other Party or Parties would be deceived) and intended for the other Party or Parties to rely on the representation, and (c) the other Party or Parties reasonably relied on such inaccurate representation and suffered financial injury as a result.  For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect at the applicable time.
“Governmental Authority” means any supranational, national, federal, provincial, state, municipal or foreign entity, government or any political subdivision or other executive, legislative, administrative, judicial or other governmental department, commission, court, arbitrator, board, bureau or agency and any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority over the applicable Person.
“Hazardous Substance” shall mean, collectively, any (a) petroleum or petroleum products, or derivative or fraction thereof, radioactive materials (including radon gas), asbestos in any form that is friable, urea-formaldehyde foam insulation, and polychlorinated biphenyls, and/or (b) any chemical, material, substance or waste, which is defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “restricted hazardous wastes,” “contaminants,” or “pollutants”, in each case as regulated under Environmental Laws.
“Income Taxes” means federal, provincial, state, local or foreign income or franchise Taxes or other Taxes measured in whole or in part by income and any interest and penalties or additions thereon.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or amounts payable under debt or like instruments, including outstanding promissory notes or letter of credit facilities and any principal, interest, overdrafts, premiums, make whole premiums or payments, fees and prepayment, termination and other penalties and expenses with respect to the foregoing; (b) all obligations of such Person under any interest rate protection agreements, foreign currency exchange arrangements, or other interest or exchange rate commodity or other hedging arrangements, to which such Person is a party; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (d) all obligations secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person; (e) all guarantees, whether direct or indirect, by such Person of Indebtedness of any other Person; (f) deferred purchase price of the acquisition of a business, property, assets or services, whether contingent or otherwise (including any so-called “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof); and (g) all finance lease obligations that have been capitalized in accordance with the Accounting Practices. For avoidance of doubt, obligations under operating leases, trade payables, and accounts payable do not constitute Indebtedness.
“Intellectual Property” means all of the following: (a) patents, patent applications, continuations, continuations in part, divisions, reissues or patent disclosures, (b) trademarks, service marks, corporate names, trade names or fictitious names (and all translations adaptations, derivations and combinations of the foregoing), together with all goodwill associated with each of the foregoing, (c) internet domain names and registrations thereof, (d) works of authorship, copyrights, published or unpublished, and whether registered or unregistered, together with all goodwill associated with each of the foregoing, (e) issuances, registrations, and applications (including all continuations, continuations-in-part, divisions, renewals, reversions, extensions, provisionals, reexaminations and reissues) for any of the foregoing in clauses (a) through (d), (f) Computer Software and systems and other Technology, and (g) trade secrets and confidential information.
“IRS” means the Internal Revenue Service.
“Law” means any law, statute, treaty, regulation, ordinance, rule, Order, decree, judgment, consent decree or governmental requirement, including the common law, enacted, promulgated, entered into or imposed by any Governmental Authority.

“Licensed Intellectual Property” means all Intellectual Property (other than Owned Intellectual Property) used, held for use, or practiced by the Company.
“Lien” means any lien, security interest, charge, claim, mortgage, deed of trust, pledge, restriction on transfer, hypothecation, easement, right-of-way, indenture, license to third parties, lease to third parties or any other encumbrance or other restriction or limitation on the use of real or personal property.
“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences is, or reasonably would be expected to be, materially adverse to the condition (financial or otherwise), assets (including intangible assets), liabilities (taken together), business or results of operations of the Companies, taken as a whole, but shall exclude any change, effect or occurrence to the extent primarily arising or resulting from (a) any change in general business or economic conditions, or in the industry, segments, geographies, or markets in which the Companies operate, (b) regional, national or international political or social conditions, including engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack (including any cyber or ransomware attack) upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States, (c) changes or proposed changes in GAAP or other accounting requirements or principles, (d) changes in financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index, or changes in interest rates), (e) any epidemics, pandemics, or disease outbreaks, including the Pandemic, or any other public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), (f) any earthquakes, hurricanes, tornadoes, fires or other natural or man-made disaster or acts of God, (g) changes in Law or any interpretation thereof, (h) the identity of the Purchaser or the announcement of the transactions contemplated by this Agreement, (i) the execution and delivery of, compliance with the terms of, or the taking of any action permitted or required, or the failure to take any action prohibited, by this Agreement, (j) the taking of any action consented to or requested by the Purchaser, (k) the consummation of the transactions contemplated by this Agreement, (l) any existing event, change or effect of which the Purchaser has knowledge, (m) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, or (n) any matter disclosed in the Schedules; except, in the case of the foregoing clauses (a) through (g), inclusive, to the extent there is a materially disproportionate effect on the Companies as compared to comparable Persons in the industry; and provided, that any fact, circumstance, event, change, effect or occurrence that is cured prior to Closing shall not be considered a Material Adverse Effect.
 “Material Contracts” means all of the following Contracts to which any of the Companies is a party or by which it is bound: (a) any Contract or series of Contracts with the same customer which involves payment to or from any of the Companies in excess of $500,000 during any twelve (12) month period and which is not terminable without penalty on notice of ninety (90) days or less; (b) any Contract or series of Contracts with the same counter party for the sale or disposition of any of the assets or equity interests, whether by merger, consolidation or similar business transaction, of any of the Companies having a value in excess of $500,000; (c) any Contract for an acquisition of a business by any of the Companies, whether by asset purchase, equity purchase, merger, consolidation or similar business transaction, of any other Person, having a value in excess of $2,500,000; (d) any joint venture, strategic alliance, partnership or limited liability company agreements or other Contracts (however named) involving a sharing of profits, losses, costs or liabilities, joint development or similar arrangement with any other Person; (e) any Contract that purports to limit, curtail or restrict any of the Companies (i) from freely engaging in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with any of the Companies in any line of business or in any geographical area or (ii) from hiring or otherwise retaining the services of any Person; (f) any Contract that grants to any Person any (i) exclusive license, supply, distribution or other rights, (ii) “most favored nation” rights or (iii) exclusive rights to purchase any of the Companies’ products or services; (g) any Contract relating to any Indebtedness of any of the Companies involving aggregate payments in excess of $150,000 in any twelve (12) month period; (h) any leases, rental agreements, or licenses, in each case, affecting the leasing of, use of, or any leasehold or other similar interest in, any real or personal property and involving aggregate payments by any of the Companies in excess of $150,000 in any twelve (12) month period; (i) any written employment or severance agreements to which any of the Companies is a party with respect to any employee or former employee of any of the Companies; (j) any collective bargaining Contract with any labor organization, union or association; (k) any Contract relating to any Affiliate Transaction involving aggregate payments in excess of $10,000 in any twelve (12) month period; (l) any Contract involving any resolution or settlement of any actual or threatened Action involving an amount in dispute in excess of $150,000; (m) any Contract granting or evidencing a Lien on any properties or assets of any of the Companies other than a Permitted Lien; and (n) any Contract required to be listed on Schedule 4.6(b).

“Net Working Capital Target” means $7,018,000.00.
“Off-the-Shelf License” means non-negotiable click-wrap or shrink-wrap contracts for commercially available, non-customized, off-the-shelf Computer Software.
“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ, or order of any nature of any Governmental Authority.
“Organizational Documents” means an entity’s certificate or articles of incorporation, formation or organization, certificate defining the rights and preferences of securities, general or limited partnership agreement, bylaws or operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity, each as may have been amended, supplemented or restated from time to time.
“Owned Intellectual Property” means all Intellectual Property in which any of the Companies has or purports to have an ownership interest.
“Pandemic” means the pandemic caused by the outbreak of COVID-19 as declared by the World Health Organization on March 11, 2020.
“Pass-Through Tax” means Income Taxes with respect to an entity treated as a partnership, disregarded entity, S corporation or other “pass-through” entity for Income Tax purposes such that the items of income, gain, loss and deduction of such entity are reflected on the Tax Returns of one or more owners of such pass-through entity.
“Payoff Letters” shall mean customary pay-off letters from each holder of Closing Indebtedness set forth on Schedule 1.1(a) that provide for the release of all Liens and the termination of all agreements and other security interests relating to such Closing Indebtedness following the payment in full of such Closing Indebtedness (in each case, as set forth therein).
“Permitted Liens” means: (a) Liens arising by operation of Law for current Taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (b) statutory Liens of landlords for amounts not yet delinquent; (c) Liens of mechanics and materialmen incurred in the ordinary course of business for amounts not yet delinquent; (d) zoning ordinances, easements and other land use regulations imposed by any Governmental Authority; (e) easements, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not (i) secure any monetary obligations, (ii) materially detract from the value of the Owned Real Property in the aggregate, or (iii) materially interfere with the ordinary conduct of the Business at any Owned Real Property or Leased Real Property subject to such Liens; (f) matters that would be disclosed by an accurate survey or inspection of any Owned Real Property; (g) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations; (h) deposits to secure the performance of bids, trade Contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance bonds, fiduciary bonds and other obligations of a like nature, in each case in the ordinary course  of business, (i) liens that constitute purchase money security interests incurred in the ordinary course of business that only attach to the property acquired by the incurrence of such purchase money secured indebtedness, (j) Liens created by any act of Purchaser or its Affiliates, and (k) Liens disclosed on Schedule 1.1(b).

“Person” means any individual, corporation, partnership, association, limited liability company, joint venture, trust, estate, Governmental Authority, or other entity or organization.
“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date.
“PPP Loan” means all Indebtedness of the Companies under any loan documents or instruments issued in connection with the Paycheck Protection Program as implemented by the U.S. Small Business Administration.
“Pre-Closing Tax Period” means any Tax Period ending on or prior to the Closing Date.
“Pro-Rata Share” means, for each Seller, the percentage set forth next to such Seller’s name on Schedule 1.1(c).
“Purchase Price” means the Final Base Purchase Price, plus the Earn-out Payments, to the extent earned, plus the Final Gross-Up Payment (as defined in Section 2.7).
“Recent Balance Sheet Date” means April 1, 2023.
“Registered Intellectual Property” means all Intellectual Property that is registered, filed, issued, or granted under the authority of, with, or by any Governmental Authority (or registrar in the case of domain names), including all applications for any the foregoing.
“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Substances into the Environment, and “Released” shall be construed accordingly.
“Restricted Business” means, (a) any poultry transportation or logistics business primarily involving animal feed, live-haul, or refrigerated trailers, or (b) any other transportation or logistics business in competition with the business conducted by any of the Companies or Purchaser and/or its Affiliates at Closing or at any time during the Restricted Period; provided, however, that (i) non-competitive business activities in support of customers (including, without limitation, the activities of Thompson Poultry Bedding, LLC), (ii) the investment in and operation of apartments for the benefit of Butterball, and (iii) the ownership and operation of a small number of trucks and trailers for the sole purpose of moving personal assets shall not be considered a Restricted Business. For the avoidance of doubt, the transportation of poultry bedding products (for example, rice hulls and shavings) to poultry growers shall be considered a non-competitive business activity for purposes hereof.

“Restricted Parties” means each of Sellers, Lew, and Josh.
“Restricted Period” means the longest of (a) seven years following the Closing, (b) five years following that date that a Restricted Person ceases to be employed by Purchaser or any of its Affiliates, and (c) three years after the last Earnout payment is made.
“Rolling Stock” means all tractors and trailers owned or leased by any of the Companies.
“Schedules” means the schedules attached to this Agreement and forming part of this Agreement.
“Sellers’ Knowledge,” or variations thereof, means the knowledge of Lew and Josh, in each case, following reasonable inquiry and investigation.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company joint venture, or other legal entity of which the specified Person (either alone, through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests of the holders of which are generally entitled to vote for the for the election of a majority of the board of directors or other governing body, of such legal entity or of which the specified Persons controls the management.
“Tax” or “Taxes” mean (a) all taxes, charges, fees, duties, levies, unclaimed property and escheat obligations or other assessments, including Income Taxes, gross receipts, profits, capital stock, net proceeds, ad valorem, alternative or add on minimum, environmental, premium, windfall profit, estimated, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value-added, stamp, leasing, lease, user, transfer, registration, license, fuel, excess profits, occupational, interest equalization, unitary, severance and employees’ income withholding, unemployment and Social Security taxes (or similar), disability, payroll, employment, social contributions, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes); (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of law or any express obligation to indemnify any other person.
“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
“Tax Return” means all returns and reports of or with respect to Taxes filed or required to be filed with any Governmental Authority, including any amendments that may be filed.
“Technology” means all Computer Software, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, apparatus, specifications, processes, creations and inventions (whether patentable or not and whether reduced to practice or not).
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transaction Bonus” means the transaction bonus payment amount each employee is entitled to receive pursuant to the terms set forth on Schedule 4.11(g) hereof.

“Transaction Documents” means the Stock Powers, Real Estate Lease Agreements, Ancillary Services Agreements, and Right of First Offer Agreements.
“Transaction Tax Deductions” means, without duplication, any loss or deduction, which is deductible for Income Tax purposes, resulting from or attributable to (a) Companies Transaction Expenses paid at or prior to the Closing or taken into account in the calculation of Net Working Capital, Indebtedness or otherwise as a reduction of the Purchase Price; (b) transaction costs (other than the Companies Transaction Expenses) of any of the Companies arising from, incurred in connection with or incident to this Agreement and the Transactions that were paid on or prior to the Closing Date or taken into account in the calculation of Net Working Capital, Indebtedness or otherwise as a reduction of the Purchase Price; (c) bonuses, change in control payments, severance payments, retention payments or similar payments made by any of the Companies in connection with or as a direct or indirect result of the consummation of the Transactions at or before the Closing Date; (d) fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees) incurred by any of the Companies, and any unamortized deferred financing costs, with respect to the payment of Indebtedness in connection with the Transactions; and (e) the amount of the Companies’ share as an employer of any employment Taxes with respect to any compensatory payment made, or to be made, in connection with the Transactions.
1.2 Additional Defined Terms.  In addition to the terms defined in Section 1.1 above, there are additional defined terms set forth in the remainder of this Agreement.
1.3 Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules and Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s permitted successors and assigns.  Reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  References to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement unless otherwise clearly indicated.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.  References to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
ARTICLE 2
PRINCIPAL TRANSACTION
2.1 Purchase and Sale.  Subject to terms and conditions, set forth herein, at the Closing, Sellers shall sell, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Sellers, all of the Shares, and all of Sellers’ rights, title and interest in and to the Shares, free and clear of all Liens (other than (a) restrictions on transfer imposed by applicable securities laws, and (b) Liens imposed by Purchaser).
2.2 Purchase Price Calculation and Adjustments.  The consideration for the purchase and sale of the Shares will be an amount equal to the sum of One Hundred Million Dollars ($100,000,000.00) (the “Base Purchase Price”), as adjusted (a) at the Closing pursuant to Section 2.5(a) (as so adjusted, the “Estimated Base Purchase Price”), and (b) following the Closing (i) pursuant to Sections 2.5(b)-(d) (as so adjusted, the “Final Base Purchase Price”), (ii) for any Earn-out Payments pursuant to Section 2.6, (iii) for any Gross-Up Payments pursuant to Section 2.7, and (iv) pursuant to ARTICLE 8 and ARTICLE 9.

2.3 Delivery of Estimated Base Purchase Price.  At the Closing, Purchaser shall pay the Estimated Base Purchase Price as follows:
(a) Pay, by wire transfer of immediately available funds on behalf of the Company, the Estimated Closing Indebtedness in accordance with the Payoff Letters delivered pursuant to Section 3.2(d);
(b) Pay, by wire transfer of immediately available funds on behalf of the Company, the Estimated Companies Transaction Expenses in accordance with the payment instructions delivered by the Seller Representative prior to the Closing; and
(c) Pay, by wire transfer of immediately available funds, to the Sellers in accordance with each Seller’s Pro-Rata Share the Estimated Base Purchase Price (after deducting the amount set forth in clause (a) above) and the estimated Gross-Up Payment, if any.
2.4 Determination of Net Working Capital.  The term “Net Working Capital” shall mean the specified items of “current assets” minus the specified items of “current liabilities” of the Companies consistent with the Accounting Practices and adjusted for the adjustments set forth on Schedule 2.4.
2.5 Purchase Price Adjustments.
(a) The Companies have, prior to the date hereof, prepared and delivered to Purchaser a statement (as agreed to by Purchaser, the “Companies Closing Statement”) setting forth their good faith estimate of (i) the Estimated Base Purchase Price, calculated as follows: (A) the Base Purchase Price, minus (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), minus (C) the Companies Transaction Expenses (the “Estimated Companies Transaction Expenses”), plus (D) the Closing Cash (the “Estimated Closing Cash”), plus (E) the Equipment Amount (the “Estimated Equipment Amount”), plus (F) the amount, if any, by which the Companies’ Net Working Capital as of Closing (the “Estimated Net Working Capital”) exceeds the Net Working Capital Target, or minus (G) the amount, if any, by which the Estimated Net Working Capital Amount is less than the Net Working Capital Target, and (ii) the Gross-Up Payment. The Estimated Net Working Capital shall be prepared on a combined basis, consistent with the Accounting Practices and adjusted for the adjustments set forth on Schedule 2.4 and the Gross-Up Payment shall be prepared consistent with the Gross-Up Methodology. In the event of a conflict between GAAP and the Accounting Practices, the Accounting Practices shall control with respect to the calculation of Estimated Net Working Capital (provided that the adjustments set forth on Schedule 2.4 shall apply in any case).  The Companies shall, upon reasonable request, provide Purchaser with access to such information used by the Companies in its calculation of such amounts as is reasonably necessary for Purchaser to review the Companies Closing Statement.
(b) As promptly as practicable, but in no event later than ninety (90) days after the Closing Date, Purchaser shall cause the Companies to prepare and deliver to the Seller Representative a statement (the “Purchaser Closing Statement”) setting forth the Companies’ calculation of (i) the Final Base Purchase Price, calculated as follows: (A) the Base Purchase Price, minus (B) the Closing Indebtedness (the “Final Closing Indebtedness”), minus (C) the Companies Transaction Expenses (“Final Companies Transaction Expenses”), plus (D) the Closing Cash (the “Final Closing Cash”), plus (E) the Equipment Amount (the “Final Equipment Amount”), plus (F) the amount, if any, by which the Companies’ Net Working Capital as of Closing (the “Final Net Working Capital”) exceeds the Net Working Capital Target, or minus (G) the amount, if any, by which the Final Net Working Capital Amount is less than the Net Working Capital Target, which statement shall contain an estimated combined balance sheet of the Companies as of the Closing Date (without giving effect to the transactions contemplated herein), and (ii) the Gross-Up Amount (the “Final Gross-Up Amount”).  The Final Net Working Capital shall be prepared on a combined basis, consistent with the Accounting Practices and adjusted for the adjustments set forth on Schedule 2.4.  For the avoidance of doubt, in the event of a conflict between GAAP and the Accounting Practices, the Accounting Practices shall control with respect to the calculation of Final Net Working Capital (provided that the adjustments set forth on Schedule 2.4 shall apply in any case).  The Seller Representative and his representatives and advisors shall have reasonable access during normal business hours upon prior written notice to (A) the books and records of the Companies, (B) the officers, employees, accountants, agents and representatives of the Companies and Purchaser, and the work papers prepared by or on behalf of any of the foregoing Persons, and (C) to such historical financial information, in each case, as may be reasonably requested in connection with reviewing the Purchaser Closing Statement and preparing any Objection Notice; provided, however, that such access shall done in a reasonable manner to avoid disruption of the normal business operations of the Companies and Purchaser.

(c) If the Seller Representative disagrees with any part of the Final Closing Indebtedness, Final Companies Transaction Expenses, Final Closing Cash, the Final Equipment Amount, the Final Gross-Up Amount or Final Net Working Capital, each as set forth on the Purchaser Closing Statement, the Seller Representative may, within forty-five (45) days after the Seller Representative’s receipt of the Purchaser Closing Statement (the “Notification Period”), notify Purchaser in writing of such disagreement by setting forth the Seller Representative’s calculation of the applicable amounts in dispute and describing in reasonable detail the basis for such disagreement (an “Objection Notice”).  If an Objection Notice is not delivered to Purchaser prior to the expiration of the Notification Period, then the Purchaser Closing Statement shall be deemed final and binding on the Parties hereto.  If an Objection Notice is delivered to Purchaser prior to the expiration of the Notification Period, then the Seller Representative and Purchaser shall negotiate in good faith to resolve their disagreements with respect to the items set forth in such Objection Notice.  If the Seller Representative and Purchaser are unable to resolve all such disagreements within thirty (30) days after Purchaser’s receipt of the Objection Notice, the Seller Representative and Purchaser shall submit such remaining disagreements to Crowe LLP (the “Accountant”).  Purchaser and the Seller Representative shall use commercially reasonable efforts to cause the Accountant to resolve all remaining disagreements as soon as practicable, but in any event shall direct the Accountant to render a determination within thirty (30) days after its retention.  The Accountant shall consider only those items and amounts described in the Objection Notice to which Purchaser and the Seller Representative were unable to agree upon prior to the retention of the Accountant.  In resolving any disputed item, (i) the Accountant will act as an expert and not as an arbitrator, and (ii) the Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or the Seller Representative or less than the smallest value for such item claimed by either Purchaser or the Seller Representative.  The Accountant’s determination of the disputed items shall be based solely on the Purchaser Closing Statement submitted by Purchaser and the Objection Notice submitted by the Seller Representative (i.e., not on an independent review) and on the applicable definitions and Sections in this Agreement related to the Purchaser Closing Statement and the Objection Notice.  The determination of the Accountant shall be conclusive and binding upon the Parties.  The Sellers shall pay (in accordance with their respective Pro-Rata Shares) the fees and expenses of the Accountant if the aggregate dollar amount of disputed items submitted to the Accountant that are resolved in favor or Purchaser is greater than the aggregate dollar amount of disputed items submitted to the Accountant that are resolved in favor of the Seller Representative.  The Purchaser shall pay the fees and expenses of the Accountant if the aggregate dollar amount of disputed items submitted to the Accountant that are resolved in favor of the Seller Representative is greater than the aggregate dollar amount of disputed items submitted to the Accountant that are resolved in favor of the Purchaser.
(d) Within five (5) Business Days after the earlier of (x) the expiration of the Notification Period in the event no Objection Notice is delivered to Purchaser prior thereto, (y) the final resolution by Purchaser and the Seller Representative of all disputed items set forth in an Objection Notice, or (z) the final determination by the Accountant of any disputed items set forth in an Objection Notice pursuant to Section 2.5(c), the Final Base Purchase Price, as set forth in the Purchase Closing Statement, mutually agreed to by the Parties or determined by the Accountant shall become final and the following applicable payments shall be made by wire transfer of immediately available funds:

(i)
if the Final Base Purchase Price is greater than the Estimated Base Purchase Price, then Purchaser shall pay the amount equal to such difference into an account designated in writing by the Seller Representative for the benefit of the Sellers (in accordance with their respective Pro-Rata Shares), as the designees of Sellers; or

(ii)
if the Final Base Purchase Price is less than the Estimated Base Purchase Price, then Purchaser shall, at is election, recover an amount equal to such difference by setting off such amount against any Earn-Out Payment owed to such Seller Party and/or any amount owed to such Seller Party pursuant to Section 2.7.

2.6 Earn-out.
(a) As additional consideration for the Shares and at such times as provided in Section 2.6(d), Purchaser shall pay the following earn-out payments (each, an “Earn-out Payment”):
(i)
To the Josh Thompson Exempt Trust, an amount equal to the product of (A) the Companies’ combined adjusted EBITDA calculated in the manner set forth on Exhibit B (the “Companies Combined Adjusted EBITDA”) for fiscal year ending December 31, 2024, minus $19,500,000 (the “Base Companies Combined Adjusted EBITDA”), multiplied by (B) 5.2; provided, however, this first Earn-out Payment shall not exceed the amount of $12,500,000.

(ii)
To the Josh Thompson Exempt Trust, an amount equal to the product of (A) the Companies Combined Adjusted EBITDA for fiscal year ending December 31, 2025, minus the lesser of the Companies Combined EBITDA for fiscal year ending December 31, 2024 (but not less than the Base Combined Adjusted EBITDA) and $22,500,000, multiplied by (B) 5.2; provided, however, this second Earn-out Payment shall not exceed the sum of $12,500,000, plus any amount by which the first Earn-out Payment was less than $12,500,000.

(iii)
To the Josh Thompson Exempt Trust, an amount equal to the product of (A) the Companies Combined Adjusted EBITDA for fiscal year ending December 31, 2026 (the “Third Measurement Period”), minus the Companies Combined Adjusted EBITDA for fiscal year 2025, multiplied by (B) 2.6; provided, however, this third Earn-out Payment shall not exceed the sum of $5,000,000.

(b) On or before the date which is thirty (30) days following the completion date of Purchaser’s audited financial statements for such period, but in no event later than March 31st, Purchaser shall prepare and deliver to Josh, with respect to each of the first, second, and third Earn-out Payments, a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail the Purchaser’s calculation of the applicable Earn-out Payment for the applicable period, which such calculation shall be in the form attached as Exhibit B (in each case, an “Earn-out Calculation”).  Josh shall have thirty (30) days following the receipt of the Earn-out Calculation Statement for each period (in each case, the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein.  During the Review Period, Josh and his representatives shall have the right to inspect the Company’s books and records during normal business hours at the Companies’ offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of the applicable Companies Combined Adjusted EBITDA and the resulting Earn-out Payment.  Prior to the expiration of the Review Period, Josh may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Purchaser.  Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Josh and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Josh fails to deliver an Earn-out Calculation Objection Notice Purchaser prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the Parties hereto. If Josh timely delivers an Earn-out Calculation Objection Notice, Purchaser and Josh shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Companies Combined Adjusted EBITDA and the Earn-out Payment for the applicable period. If Purchaser and Josh are unable to reach agreement within thirty (30) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Accountant. The Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Accountant, Purchaser and Josh shall each furnish to the Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accountant may reasonably request. The Accountant shall resolve the disputed items as an expert and not an arbitrator, based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Josh, and not by independent review. The resolution of the dispute and the calculation of the Companies Combined Adjusted EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Accountant shall be final and binding on the Parties hereto. The Purchaser shall pay the fees and expenses of the Accountant if in the event the Account determines that the Earn-out Calculation was incorrect and that an additional amount of Earn-out Payment is due Josh. In all other cases, Josh shall pay the fees and expenses of the Accountant.
(c) Purchaser’s obligation to pay each of the Earn-out Payments in accordance with Section 2.6(a) is an independent obligation of Purchaser and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment.
(d) Any Earn-out Payment that Purchaser is required to pay pursuant to Section 2.6(a) hereof shall be paid in full no later than five (5) days following the date upon which the determination of Companies Combined Adjusted EBITDA for the applicable period becomes final and binding upon the Parties as provided in Section 2.6(b) (including any final resolution of any dispute raised by Josh in an Earn-out Calculation Objection Notice), subject to Section 9.7(a) through (c).  Purchaser shall pay to the Josh Thompson Exempt Trust the applicable Earn-out Payment in cash by wire transfer in accordance with the payment instructions delivered by Josh.
(e) Beginning on the Closing Date and continuing until the conclusion of the Third Measurement Period (fiscal year ending December 31, 2026), Purchaser:
(i)
shall maintain the accounting records of the Companies on a basis such that the results operations of the Companies can be separately computed, distinct from the financial results of operations of Purchaser;

(ii)	shall record the results of operation of the Companies in accordance with the Accounting Practices for purposes of calculation of EBITDA of the Companies;

(iii)
shall not take any actions with respect to the Companies (or the operation of the Business) which may reasonably be expected to materially impair, diminish or limit the ability of the Companies to maximize Companies Combined Adjusted EBITDA;

(iv)	shall not form any subsidiary of the Companies, unless the cost to the Companies is de minimis;
(v)
shall not enter into or engage in any interested party transactions (and/or any amendment, modification, termination or waiver thereof) reasonably expected to have a material impact on the ability of the Companies to maximize Companies Combined Adjusted EBITDA; and

(vi)
shall not enter into a transaction or series of related transactions to dispose of all or any material portion of the assets of the Companies used in the operation of the Business or enter into any merger, consolidation, recapitalization or sale of the, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Companies.

(f) For purposes of calculating the EBITDA of the Company, the following principles shall apply:
(i)
all of Purchaser’s poultry business will be included in the calculation of the Companies Combined Adjusted EBITDA regardless of whether conducted through a division or subsidiary of Purchaser other than any of the Companies;

(ii)	the Business will benefit from, when reasonably available and appropriate to do so, synergies with Purchaser’s other operations and be operated in a manner intended to maximize the Earn-out Payments;
(iii)	the expenses used to calculate EBITDA will not include any management or administrative (or similar) fees or corporate overhead charges by Purchaser or its Affiliates;
(iv)	historical deductibles will apply to any claims if Purchaser makes changes to the Companies’ insurance program post-Closing; and
(v)	all equipment used by the Companies will be deemed to be owned even if leased.
(g) Sellers acknowledge and agree that Purchaser has made no representations or warranties with respect to the likelihood or ability of the Companies to achieve the Companies Combined Adjusted EBITDA thresholds set forth in this Section 2.6.
(h) If Josh no longer serves as the trustee of the Josh Thompson Exempt Trust at the time of any Earn-out Payment, then the references to Josh in the foregoing provisions of this Section 2.6 shall be deemed to be references to the successor trustee of the Josh Thompson Exempt Trust.

2.7 Gross-Up Payment. Purchaser shall promptly pay to Sellers (in accordance with their respective Pro-Rata Shares), by wire transfer of immediately available funds, as an increase to the Purchase Price, the sum of (a) the aggregate increase in Taxes, incurred by Sellers, resulting from an election made under Section 338(h)(10) of the Code and any similar provision of state or local law (each, a “338(h)(10) Election”) such that the Sellers will receive the same after-Tax proceeds as if Sellers had sold stock and no 338(h)(10) Election had occurred, plus (b) a “gross-up payment” equal to the Taxes that Sellers must pay on the Taxes described in clause (a) and any “gross-up payment” pursuant to this clause (b) (the sum of such amounts in clauses (a) and (b) being referred to collectively as the “Gross-Up Payment”). The Parties agree the following principles shall apply for purposes of calculating the Gross-Up Payment: (i) the calculation of the Gross-Up Payment shall be made in accordance with the Tax Allocation; and (ii) the methodology set forth on Schedule 2.7 (the “Gross-Up Methodology”) shall be used to calculate the Gross-Up Payment. The obligation to compensate Sellers for increased Taxes as set forth in this Section 2.7 will be ongoing in the event of any actual adjustment upon amended return, audit or otherwise, and any additional increase shall be paid promptly by Purchaser by wire transfer of immediately available funds to an account designated in writing by the Seller Representative for the benefit of the Sellers (in accordance with their respective Pro-Rata Shares), as the designees of Sellers and any decrease shall be paid promptly by the Sellers by wire transfer of immediately available funds to the account specified in writing by Purchaser.  Any dispute regarding the amount of the Gross-Up Payment shall be resolved in accordance with the dispute resolution provisions described in Section 2.5(c), substituting for these purposes any reference in Section 2.5(c) to “Final Net Working Capital” or similar and “Purchaser Closing Statement” with “Final Gross-Up Payment” and “calculation of the Final Gross-Up Payment”, respectively.
2.8 Transaction Bonuses.  As promptly as reasonably possible after December 31, 2023, but in any event no later than January 31, 2024, Purchaser shall cause the Companies to pay to each Transaction Bonus recipient through the Companies’ payroll system the amount of the Transaction Bonus designated on Schedule 4.11(g) who has satisfied the condition for receipt of a Transaction Bonus, net of (a) the employer’s share of any payroll Taxes associated with such Transaction Bonus, and (b) any withholding required with respect to such Transaction Bonus for the Transaction Bonus recipient’s income Taxes and the Transaction Bonus recipient’s share of any payroll Taxes associated with such Transaction Bonus.  For all purposes under this Agreement, any Tax deduction available to the Companies in connection with the Transaction Bonuses shall be deemed recognized in a Tax period ending on or prior to the Closing Date or, in the case of any applicable Tax period which includes (but does not end on) the Closing Date, the portion of such period ending on the Closing Date. The aggregate amount of Transaction Bonuses that are forfeited because of the failure of one or more Transaction Bonus recipients to satisfy the condition for receipt of his or her Transaction Bonus, and the employer’s share of any payroll Taxes associated with such Transaction Bonus, shall be paid by the Companies to the Seller Representative (on behalf of Sellers in accordance with each Seller’s Pro-Rata Share).
ARTICLE 3
THE CLOSING
3.1 Closing.  The closing of the transactions contemplated hereunder (the “Closing”) shall take place through an exchange of consideration and documents using wire transfers and electronic mail, simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”).    The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 11:59:59 p.m., Eastern Time, on the Closing Date (the “Effective Time”).
3.2 Deliveries of the Seller Parties.  At or prior to the Closing, the Seller Representative shall deliver, or cause the following to be delivered, to Purchaser:
(a) certificates representing the common stock of each of the Companies, together with stock powers, in form and substance reasonably satisfactory to Purchaser, duly executed by each applicable Seller (the “Stock Powers”);
(b) duly executed Payoff Letters;

(c) a certificate of a duly authorized officer of each of the Companies certifying (i) attached thereto are the true, correct and complete copies of the certificate of incorporation/organization and bylaws/operating agreement of the Company and that such certificate of incorporation/organization and bylaws/operating agreement are in full force and effect, (ii) attached thereto are true, correct and complete copies of all resolutions of the board of directors, board of managers, or members, as the case may be, of the Company authorizing the execution, delivery and performance of this Agreement and the other documents to be executed and delivered hereunder, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and constitute all of the resolutions adopted by the board of directors or members, as the case may be, of the Company in connection with the transactions contemplated hereby and thereby, and (iii) the names, titles and signatures of the officers of the Company authorized to sign this Agreement and the Transaction Documents to be executed and delivered by the Company hereunder;
(d) resignations of the officers, directors and managers of each of the Companies set forth on Schedule 3.2(d);
(e) real estate lease agreements for the leasing of the real estate and improvements described on Schedule 3.2(e), in form and substance satisfactory to Purchaser (to include (i) a five-year initial term, (ii) an option to renew for an additional term of up to an additional five (5) years, (iii) an option to purchase at the greater of the prices indicated on Schedule 3.2(e) or the then-fair market value, and (iv) rent during the initial term to be at the amounts indicated on Schedule 3.2(e) and thereafter adjusted annually for inflation), duly executed by an authorized officer of each of the real estate owners (collectively, the “Real Estate Lease Agreements”);
(f) agreements with the other applicable entities of the Seller Parties (collectively, the “Ancillary Services Entities”) for the long-term provision of access to properties and services to the Companies, including trailer parking, trailer washing, fueling and poultry bedding, at current rates adjusted for inflation going forward, duly executed by an authorized officer of such entities (collectively, the “Ancillary Services Agreements”);
(g) agreements with the applicable entities of the Seller Parties evidencing the right of first offer in favor of Purchaser to purchase each of the Ancillary Services Entities, duly executed by the applicable Seller Parties (collectively, the “Right of First Offer Agreements”);
(h) evidence, in form reasonably satisfactory to Purchaser, that the Required Consents have been obtained;
(i) a signature page, executed by each of the Companies, to each of the Transaction Documents to which such Company is a party;
(j) a signature page, executed by each Seller, to each of the Transaction Documents to which such Seller is a party;
(k) if applicable, Section 338(h)(10) Election on IRS Form 8023, duly executed by each of the Sellers;
(l) a file-stamped copy of the Articles of Merger evidencing the merger of Lew Thompson Dedicated with and into Lew Thompson Trucking, with Lew Thompson Trucking as the surviving corporation, as filed with the Arkansas Secretary of State; and

(m) good standing certificates for each of the Companies from the Secretary of State of the applicable state of incorporation/organization, as of a date no more than ten (10) days prior to the Closing Date.
3.3 Deliveries of Purchaser.  At the Closing, Purchaser will take or will cause the following actions to be taken:
(a) Pay/deliver the Estimated Base Purchase Price in full and in accordance with Section 2.3;
(b) deliver a certificate of a duly authorized officer of Purchaser certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other documents to be executed and delivered hereunder, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and constitute all of the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names, titles and signatures of the officers of Purchaser authorized to sign this Agreement and the Transaction Documents;
(c) deliver the Real Estate Lease Agreements, duly executed by an authorized officer of the applicable Companies;
(d) deliver the Ancillary Services Agreements, duly executed by an authorized officer of the applicable Companies;
(e) deliver the Right of First Offer Agreements, duly executed by an authorized officer of Purchaser;
(f) deliver evidence reasonably satisfactory to the Seller Representative that the D&O Tail Policy has been obtained and will be in full force and effect as of the Closing, including evidence of payment of all amounts due to bind the D&O Tail Policy;
(g) deliver evidence reasonably satisfactory to the Seller Representative that the R&W Insurance Policy has been obtained and will be in full force and effect as of the Closing, including evidence of payment of all amounts due to bind the R&W Insurance Policy; and
(h) deliver good standing certificates for Purchaser from the jurisdiction in which such entity is organized, as of a date no more than ten (10) days prior to the Closing Date.
3.4 Further Assurances.  Each Party agrees that it shall, from time to time after the date of this Agreement, execute and deliver such other reasonable requested documents and instruments and take such other actions as may be reasonably requested by any other Party to carry out the transactions contemplated by this Agreement.
3.5 Pre-Closing Distributions.  Prior to Closing, the Companies shall distribute mutually identified non-operating assets held by certain of the Companies, and such distribution will not affect the Base Purchase Price.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES
The Sellers represent and warrant to Purchaser that each of the representations and warranties concerning the Companies in this ARTICLE 4 is true and correct as of the Closing Date, except as set forth in the Schedules which are attached to this Agreement:
4.1 Authority.  The execution, delivery and performance by the Companies of this Agreement and the Transaction Documents to which any of the Companies is a party have been duly authorized by all necessary company action of each of the Companies, and each of the Companies has all requisite corporate or limited liability company power and authority to enter into this Agreement and the Transaction Documents to which the Company is a party and to consummate the transactions contemplated herein and therein and to perform its obligations herein or therein.  The board of directors of each corporate Company have duly approved this Agreement and all other Transaction Documents to which such Company is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  No other corporate or limited liability company proceedings or approvals on the part of any of the Companies is necessary to approve and authorize the execution and delivery of this Agreement or any other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and the Transaction Documents to which any of the Companies is a party, when executed and delivered in accordance with the terms hereof, will be, validly executed and delivered by each of the Companies and will constitute the legal, valid and binding obligation of the Companies, enforceable against the Companies in accordance with their terms, except as may be limited by Equitable Remedies.
4.2 Organization.  Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arkansas. Each of the Companies is duly qualified, authorized to do business as a foreign entity, and is in good standing in each jurisdiction where the conduct of its business or ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized, individually or in the aggregate, would not have a Material Adverse Effect.  Each of the Companies has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and carry on its business as presently conducted.  Each of the Companies has made available to Purchaser accurate and complete copies of the Organizational Documents of the Company, each as amended to date and currently in effect. None of the Companies is in default under or in violation of any provision of its Organizational Documents.
4.3 Capitalization; Subsidiaries.
(a) The authorized, issued, and outstanding shares of common stock, membership units and other equity interests in the Companies is as set forth on Schedule 4.3(a).  The Shares constitute all of the issued and outstanding equity interests of the Companies. The Shares have been duly authorized, validly issued, fully paid and are non-assessable.  All issued and outstanding equity interests of the Companies are held of record and beneficially by Sellers in the respective amounts set forth on Schedule 4.3(a), free and clear of all Liens (other than restrictions on transfer imposed by applicable securities laws).  Except as set forth on Schedule 4.3(a), there are no outstanding (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, calls, pledges, commitments, or other Contracts, arrangements, voting trusts, proxies, or understandings relating to the equity interests of any of the Companies, or that require or may require any of the Companies to issue, deliver, sell, or otherwise cause to become outstanding any equity interest in any of the Companies, or (ii) phantom equity, profit participation or similar rights with respect to the equity interests in any of the Companies.  There are no outstanding securities or other instruments convertible into or exchangeable for equity interests of any of the Companies and there are no commitments to issue any securities or instruments of any of the Companies.  None of the Companies has any obligation to provide or invest funds in the form of a loan, investment or capital contribution to any Person, other than (x) advancement of reimbursable business expenses made to directors, officers, employees, and independent contractors and third-party transportation providers of the Companies in the ordinary course of business, and (y) account and trade payables issued in the ordinary course of business. None of the Companies has any obligation to repurchase or otherwise retire any of the equity interests of the Company or to make any distribution of any kind in respect of any equity interests of the Company. None of the Companies has authorized or outstanding Indebtedness pursuant to which the holders thereof have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of the Company on any matter.

(b) None of the Companies holds any equity interests in any Subsidiary.
4.4 No Conflicts; Consents and Approvals.  The execution and delivery by each of the Companies of this Agreement and the Transaction Documents to which the Company is a party does not, and the consummation of the transactions contemplated hereby and thereby and the performance by the Company of its obligations hereunder and thereunder, assuming (a) the payment of the Closing Indebtedness in accordance with Section 2.3(d), (b) Purchaser’s compliance with its other obligations under this Agreement (the actions described in the foregoing subsection (a) and this subsection (b) are collectively referred to herein as the “Required Actions”), and (c) the receipt of the consents, approvals and waivers listed on Schedule 4.4 (the “Required Consents”), do not and will not: (i) violate or conflict with, result in the loss of any rights or benefits or impose any additional or greater burdens or obligations, give any third party additional or greater rights or benefits (including the right to terminate, modify, or accelerate any obligation), or result in a breach of, any term, condition or provision of, or constitute (with the giving of notice or lapse of time or both) a default (or give rise to any right of termination or cancellation, or require any payment or result in the acceleration of any payments required thereunder), under (A) the Organizational Documents of the Company, or (B) any Law applicable to the Company; or (ii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or used by the Company or give to others any interest or right in any of the properties or assets owned or used by the Company.  Assuming the completion of the Required Actions and receipt of the Required Consents, no other authorization, consent, permit or approval of, or filing with, any Governmental Authority or any Person is required to be obtained or made by any of the Companies in connection with the execution and delivery of this Agreement by the Company or the execution and delivery of any of the Transaction Documents to which the Company is a party.
4.5 Real Property; Assets.
(a) Schedule 4.5(a) sets forth a correct and complete listing of all real property currently owned by any of the Companies (the “Owned Real Property”).
(b) Except as set forth on Schedule 4.5(a), (i) the applicable Company has good, merchantable and marketable title to the fee simple estate in Owned Real Property, in each case free and clear of any and all Liens except for Permitted Liens; (ii) there is, to Sellers’ Knowledge, no existing violation of or nonconformity with, and the Company is not under investigation with respect to, has been charged with or has received any written communication alleging any alleged violation of or nonconformity with, any Law relating to, or any restriction, condition, covenant, commitment, contract or agreement concerning, the Owned Real Property, and/or the development, construction, ownership, operation, use and/or occupancy thereof; (iii) there is no proceeding pending or, to Sellers’ Knowledge, threatened involving the Owned Real Property before any Governmental Authority; and no Order has been entered against or served upon the Company involving the Owned Real Property that is presently in effect; (iv) the Company has not made any other agreement for sale, lease or other disposition of, or given any person an option to purchase, lease or otherwise acquire, all or any part of the Owned Real Property; (v) the Owned Real Property is not subject to any Liens not of record, arising from any act or omission of the Company, except for Permitted Liens; (vi) the Owned Real Property is in the possession of the Company, and no other person has a right to possession or claims possession of all or any part of the Owned Real Property, except the other Companies; (vii) to Sellers’ Knowledge, (A) there are, except as used in the ordinary course of business and in compliance in all material respects with applicable Law, no Hazardous Substances, or underground storage tanks, upon or in the Owned Real Property and (B) no Hazardous Substances have been produced, used, stored, handled or disposed of in or upon the Owned Real Property in violation of applicable Law; (viii) to Sellers’ Knowledge, all material approvals which are required heretofore to have been obtained by the Company from any Governmental Authority, or other public or private body or person, to comply with all Law relating to, and all restrictions, conditions, covenants, commitments, contracts and agreements concerning, the Companies’ operation and use of the Owned Real Property, have been obtained and are valid and in full force and effect in accordance with their terms; there is to Sellers’ Knowledge, no existing violation of or default under, and the Company is not under investigation with respect to, has been charged with or has received any written communication alleging any existing violation of or default under, any such approvals; there are no pending or, to Sellers’ Knowledge, threatened proceedings or investigations concerning possible limitation or revocation of any such approvals; and no such approvals will be subject to limitation or revocation, or otherwise affected, by reason of consummation of the Transactions; (ix) to Sellers’ Knowledge, all improvements on the Owned Real Property are (A) currently sufficient for the continued conduct of the Business and operations of the Companies, as currently conducted, after the Closing in substantially the same manner as conducted prior to the Closing, (B) located within the property lines of the Owned Real Property, and (C) in material conformity with any and all Laws relating to development, construction, ownership, operation, use and/or occupancy thereof; and (x)to Sellers’ Knowledge, the Owned Real Property is properly zoned for operation and use of the Business.

(c) Schedule 4.5(c) sets forth a correct and complete listing of all real property currently leased, subleased, licensed, possessed, used or occupied by any of the Companies (the “Leased Real Property”).  Correct and complete copies of the Contracts for each Leased Real Property (each a “Lease”) have heretofore been made available by the Companies to Purchaser.
(d) Except as set forth on Schedule 4.5(c), none of the Companies hold any options or other rights to purchase or lease any real property.  None of the Companies has agreed to purchase or lease any real property from any Person in the future.
(e) The Company identified on Schedule 4.5(c) holds a valid leasehold estate in the applicable Leased Real Property, free and clear of all Liens except Permitted Liens, and each Lease for a Leased Real Property is in full force and effect, enforceable in accordance with its terms and conditions (except as may be limited by Equitable Remedies), and without material default thereunder by the Company, or, to the Sellers’ Knowledge, the landlord.  There are no pending or, to the Sellers’ Knowledge, threatened, condemnation, eminent domain or similar proceedings affecting the Leased Real Property. Other than the applicable Company and the lessor or landlord with respect to Leased Real Property, to Sellers’ Knowledge, no Person has any rights to possess, occupy, operate from or use the Leased Real Property or any portion thereof.
(f) Except as set forth in Schedule 4.5(f), no Seller Party owns any assets (or intangible) used in or necessary for the conduct of the Business.  The Companies collectively own or lease under valid leases all assets necessary for the conduct of the Business as presently conducted.  The Companies collectively have good and valid title to, or a valid leasehold interest in, all of the material tangible assets of the Companies, free and clear of all Liens, except Permitted Liens. Other than the assets set forth on Schedule 4.5(f), none of the assets of the Companies are in the possession of others.
(g) Except as set forth in Schedule 4.5(g) and for physical damage for which adequate accruals are reflected in the Financial Statements, the Rolling Stock, taken as a whole, (i) is in the Companies’ possession and control, (ii) is in good operating condition and repair (subject to reasonable wear, repairs, and maintenance), (iii) is usable in the ordinary course of business, (iv) is properly and currently licensed and registered and is otherwise in substantial conformance with applicable Law, Permits, warranties and maintenance schedules relating to its modification, use and operation, and (v) has been maintained and serviced in a manner materially consistent with manufacturers’ recommendations and requirements, United States Department of Transportation standards and the standards of any other Governmental Authority applicable to the Rolling Stock. Schedule 4.5(g) sets forth the Rolling Stock owned by each of the Companies as of the Closing Date (including year, make, model, VIN, and approximate mileage, as applicable). Schedule 4.5(g) describes in reasonable detail the repurchase, or trade-back credit and other material arrangements regarding any owned Rolling Stock and any restrictions on transferability on change in control regarding such underlying agreements to which any of the Companies is a party.

(h) All Rolling Stock has been operated at all times in material compliance with applicable secured notes and other financing documents.  None of the Companies leases any Rolling Stock from unaffiliated third parties.  There are no late fees, penalties, or other amounts owing under any Rolling Stock secured note or other financing document for Rolling Stock to which any of the Companies is a party (for clarity, the foregoing does not include prepayment penalties that may apply if certain Indebtedness with respect to the Rolling Stock is repaid before maturity), other than any current monthly payment that is not yet due.
4.6 Intellectual Property.
(a) Set forth on Schedule 4.6(a) is a complete list of: (i) all Registered Intellectual Property in which any of the Companies has or purports to have an ownership interest; (ii) the jurisdiction in which each such item has been registered or filed; (iii) the applicable application, registration, or serial number and date of each such item; and (iv) the record owner and, if different, the legal owner and beneficial owner of each such item.  No Action is pending or, to the Sellers’ Knowledge, threatened, that challenges the ownership, use, validity or enforceability of any Owned Intellectual Property.
(b) Set forth on Schedule 4.6(b) is a list of all written licenses (other than licenses for Computer Software) pursuant to which any of the Companies is a party, either as a licensee or licensor, and any other Contracts under which any of the Companies grant or receive any rights to Intellectual Property.  Schedule 4.6(b) also lists all licenses for Computer Software (excluding Off-the-Shelf Licenses).
(c) Except as set forth on Schedule 4.6(c), (i) all Owned Intellectual Property is solely and exclusively owned by the applicable Company, free and clear of any Liens (other than Permitted Liens), (ii) the Company has valid rights to use, practice and otherwise exploit all Licensed Intellectual Property as the same is currently used, practiced and otherwise exploited by the Company in the operation of the Business, (iii) the Owned Intellectual Property is valid, subsisting, and in full force and effect, and none of the Owned Intellectual Property has been cancelled, expired or abandoned other than in the reasonable business judgment of the Company, and (iv) the Company has, in its reasonable business judgment, filed all documents and paid all taxes, fees, and other financial obligations required to renew and maintain in full force and effect all Owned Intellectual Property constituting Registered Intellectual Property.
(d) Except as set forth on Schedule 4.6(d):
(i)
(A) none of the Companies has received any written notice alleging infringement, misappropriation, or violation of any Intellectual Property of any third Person, and (B) to the Sellers’ Knowledge, none of the Companies has infringed, misappropriated, or violated, or is infringing, misappropriating or violating, any Intellectual Property of any third Person;

(ii)
(A) to the Sellers’ Knowledge, no third Person has infringed, misappropriated, or violated, or is infringing, misappropriating or violating, any of the Owned Intellectual Property; and (B) no such claims have been brought or threatened against any third Person by any of the Companies; and

(iii)
(A) the Companies collectively own, or have sufficient license to use, all Computer Software currently being used by the Companies; and (B) the Companies are in compliance in all material respects with all provisions of any Contract pursuant to which such Person has the right to use any Computer Software.

(iv)
None of the Companies is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use of Intellectual Property by the Company, and none of the Companies is a party or subject to any settlement agreement involving Intellectual Property.

(e) The consummation of the transactions as contemplated by this Agreement shall not affect, diminish, or terminate the ownership or use of the Owned Intellectual Property or Licensed Intellectual Property, and each item of the Owned Intellectual Property and Licensed Intellectual Property will continue to be owned by or licensed to the Companies on identical terms and conditions immediately following the consummation of such transactions contemplated by this Agreement as are in effect immediately prior to such consummation.
(f) The Companies collectively own, lease or license all computer systems that are necessary for the operations of the Business. The Companies have taken commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, have taken commercially reasonable steps to implement such plans and procedures.  Except as set forth on Schedule 4.6(g), to Sellers’ Knowledge, the computer systems owned, leased or licensed by the Companies do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities.  Except as set forth on Schedule 4.6(g), in the past three years, there has been no failure, material substandard performance, or, to Sellers’ Knowledge, any breach of any computer systems of the Companies or their contractors that has (x) caused any material disruption to any of the Companies’ businesses and has not been resolved or (y) resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by any of the Companies.  The Companies have taken reasonable technical, administrative, and physical measures to protect the integrity and security of their computer systems and the data stored thereon from unauthorized use, access, or modification by third parties.
(g) The Computer Software (along with any other software developed or distributed by any of the Companies) does not contain and is not distributed with any software that is licensed pursuant to an open source, copyleft or community source code license in a manner that (i) requires or conditions any of the Companies’ use or distribution of such software on the disclosure, licensing, or distribution of any Owned Intellectual Property, or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of any of the Companies to use, distribute or provide access to any Owned Intellectual Property.

4.7 Financial Statements.
(a) Attached hereto as Schedule 4.7(a) are true and correct copies of the Companies’ combined unaudited balance sheet and statements of income for the fiscal years ended December 31, 2020, December 31, 2021, December 31, 2022 and an unaudited balance sheet as of the Recent Balance Sheet Date, and the related unaudited statements of income for two-month period ending on the Recent Balance Sheet Date (the “Financial Statements”).
(b) The Financial Statements have been prepared based on the Companies’ books of account and related records, and fairly present, in all material respects, the collective financial condition of the Companies as of the referenced dates and the statements of income of the Companies for the periods presented, all in accordance with the Accounting Principles, consistently applied for the periods presented, except as set forth on Schedule 4.7(b) and subject to (i) the absence of footnote disclosures and other presentation items, and (ii) changes resulting from normal year-end adjustments.
(c)  None of the Companies have any liability, claim, obligation or Indebtedness that in each instance is of a type required to be reflected as a liability on a balance sheet prepared in accordance with the Accounting Principles, consistently applied for the periods presented, except for any such liabilities, claims, obligations or Indebtedness that (i) are reserved against or reflected in the Financial Statements, (ii) are reserved against or reflected, upon the Final Determination, in the calculation of the Final Net Working Capital, (iii) have been incurred in the ordinary course of business since the Recent Balance Sheet Date, or (iv) are set forth on Schedule 4.7(b).
(d) None of the Companies have any Indebtedness except as set forth on Schedule 4.7(d).
(e)   All accounts receivable of the Companies, including those accounts receivable as of the Recent Balance Sheet Date, are valid, legally enforceable receivables and were incurred in the ordinary course of business for bona fide services rendered or products delivered.  Except as set forth on Schedule 4.7(e), no written notice has been received by any of the Companies from any obligor thereof that any amount of any such accounts receivable is subject to any pending or threatened contra account, defense, set-off, discount, counterclaim, allowance, or adjustment of any kind, other than such that are consistent with the past practices of the Companies and reflected as adequate reserves in the Financial Statements.  To Sellers’ Knowledge, none of the account debtors of any such accounts receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due.  The Companies have good and valid title to such accounts receivable free and clear of all Liens except Permitted Liens.  The Companies have no notes receivable.
4.8 Absence of Changes.  Except as set forth on Schedule 4.8, since December 31, 2022, there has not been any event, occurrence, or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and:
(a) None of the Companies has (i) entered into, accelerated, terminated, modified or canceled any Material Contract, except in the ordinary course of business, or (ii) materially defaulted under any Material Contract;
(b) None of the Companies has experienced any damage, destruction, or loss to any of its assets or property, whether or not covered by insurance, involving in excess of $100,000 per occurrence or $200,000 in the aggregate or otherwise suffered any extraordinary losses;

(c) None of the Companies has incurred, assumed, modified, created or guaranteed (as applicable) (i) any Indebtedness in excess of $100,000 (excluding borrowings under the revolving credit facility of any of the Companies), or (ii) any Lien upon any of their respective assets, other than a Permitted Lien;
(d) None of the Companies has sold, leased, transferred, or assigned any of its respective assets, tangible or intangible, with a book value in excess of $100,000 individually or $200,000 in the aggregate, other than in the ordinary course of business;
(e) None of the Companies has made any capital investment in excess of $100,000 in, any loan to, or any acquisition (by merger, consolidation, acquisition of securities or assets, or by any other manner, in a single transaction or a series of related transactions) of, any other Person or business or division thereof (other than credit terms extended in the ordinary course of business);
(f) Other than in the ordinary course of business, none of the Companies has (i) granted any license or sublicense of any rights under or with respect to, any Owned Intellectual Property or Licensed Intellectual Property, (ii) sold, assigned, transferred, or conveyed any ownership interest in any Owned Intellectual Property or Licensed Intellectual Property, or (iii) cancelled, abandoned, or permitted to become cancelled, lapsed, or expired any Owned Intellectual Property or Licensed Intellectual Property;
(g) None of the Companies has (i) entered into any employment, severance, change of control, or consulting Contract (other than at-will employment arrangements in the ordinary course of business) or modified in any material respect the terms of any existing employment or consulting Contract or agreement outside the ordinary course of business or (ii) entered into, amended, or terminated any employee benefit plan or arrangement or agreement or adopted any new employee benefit plan or arrangement (including any such plan, arrangement or agreement providing for retention, change of control, severance or similar payments or potential payments), other than in the ordinary course of business or as otherwise provided for in any such employee benefit plan or arrangement;
(h) None of the Companies has entered into any lease or license, other than operating leases or licenses entered into in the ordinary course of business, with annual lease or royalty payments not reasonably expected to exceed $50,000 individually or $150,000 in the aggregate;
(i) None of the Companies has amended, restated or otherwise modified its Organizational Documents;
(j) None of the Companies has entered into, amended or become subject to, any joint venture, partnership, joint development or similar agreement or arrangement;
(k) None of the Companies has made any material change in the accounting, auditing or Tax reporting methods, principles, policies or practices used by any of the Companies, other than such changes required by GAAP or by applicable Law;
(l) None of the Companies has made, changed or revoked any material election in respect of Taxes, entered into any closing agreement in respect of Taxes, settled or compromised any claim or assessment in respect of Taxes, filed any amended Tax Return, consented to any extension or waiver of the statute of limitation period or assessment in respect of Taxes, or filed a claim for (or surrendered any claim to) a Tax refund;
(m) None of the Companies has (i) paid, discharged, settled, waived, released or satisfied any Actions, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than for an amount less than $150,000 individually or (ii) instituted or otherwise became involved in any Actions;

(n) None of the Companies has announced, implemented or effected any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of any of the Companies (other than employment terminations in the ordinary course of business), including with respect such reductions, lay-offs, early retirement programs, severance programs, or other programs that could implicate WARN or any similar foreign, state or local Law (including, but not limited to, any state WARN acts);
(o) None of the Companies has adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;
(p) None of the Companies has made any charitable contributions or pledges or paid any association fees or dues in excess of $10,000;
(q) None of the Companies has failed to conduct its cash management practices other than in the ordinary course of business (including with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable) or otherwise failed to promptly pay and discharge current liabilities when due and consistent with past practices except where disputed in good faith;
(r) None of the Companies has issued, sold or transferred any notes, bonds or other debt securities, any shares of capital stock or other equity interests of any of the Companies, any securities convertible, exchangeable or exercisable into any shares of capital stock or other equity interests of any of the Companies, or any warrants, options or other rights to acquire its any shares of capital stock or other equity interests of any of the Companies or granted any equity appreciation, phantom equity or other similar rights;
(s) None of the Companies has entered into any transaction with an Affiliate that would be required to be disclosed on Schedule 4.18; and
(t) None of the Companies has committed to take any of the foregoing actions.
4.9 Taxes.
(a) Except as set forth on Schedule 4.9(a), (i) each of the Companies has timely filed all federal and other material Tax Returns required to be filed by it, (ii) all such Tax Returns were prepared in compliance in all material respects with applicable Law and are correct and complete, in all material respects and (iii) there are no material unpaid assessments for additional Taxes of any of the Companies for any period and each of the Companies has paid in full all material Taxes for which the Company is liable or have become due (whether or not shown on any Tax Return). There are no Liens for Taxes upon the assets of any of the Companies, other than Permitted Liens.
(b) None of the Companies has been a member of any affiliated, consolidated, combined, unitary or similar group for federal, state, local or foreign Tax purposes during the past three (3) years.
(c) Each of the Companies has (i) withheld all required amounts of Taxes from its employees, agents, contractors, and nonresidents and any other third parties, as applicable, and timely remitted such amounts to the proper agencies; (ii) paid all required employer contributions and premiums for social security and unemployment tax purposes; and (iii) filed all required federal, state, local and foreign returns and reports with respect to employee Income Tax withholding, social security unemployment Taxes and premiums, all in compliance in all material respects with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign laws.

(d) Except as set forth on Schedule 4.9(d), (i) none of the Companies has executed or filed with any Governmental Authority (whether federal, state, local or foreign) any agreement or other document waiving or extending or having the effect of waiving or extending the period for assessment, reassessment or collection of any Taxes, which waiver is currently in effect, and (ii) no power of attorney granted by any of the Companies with respect to any Taxes is currently in force.
(e) There is no material claim against any of the Companies for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed or threatened in writing with respect to any Taxes or Tax Returns of any of the Companies. No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are currently in progress, pending, or threatened in writing with regard to any Taxes or Tax Returns of any of the Companies.
(f) Except as set forth on Schedule 4.9(f), no written claim has been made by a Governmental Authority in a jurisdiction where any of the Companies does not file Tax Returns such that the Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, other than where the applicable statute of limitations, if any, has expired prior to the Closing Date.
(g) None of the Companies has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.
(h) None of the Companies has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011 4(b) (and all predecessor regulations).
(i) Each of the Companies has validly elected to be taxed under Subchapter S of the Code, the Treasury Regulations promulgated thereunder, and applicable state law (collectively, the “S Election”), has validly executed the S Election, and since such Company’s inception, has maintained such Company’s S Election.  Neither such Companies nor the Sellers have taken any action, or refrained from taking any action, which would cause a termination of such Company’s S Election.  Every current and former holder of any Shares of such Companies was at all times at and since the S Election a permitted shareholder of an S corporation under Subchapter S of the Code, the Treasury Regulations promulgated thereunder, and applicable state law. Such Companies will continue to qualify under its S Election up to and including the day before the Closing Date.
(j) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.9 shall be deemed the sole and exclusive representations and warranties of the Sellers with respect to Taxes and Tax matters.
4.10 Litigation.  There are no Actions pending, or to the Sellers’ Knowledge, threatened against or involved against the Sellers or their respective officers, directors, managers, consultants or employees in the capacity as such at law or in equity before any Governmental Authority that individually or in the aggregate, would materially and adversely affect the performance by the Sellers under this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.  None of the Sellers is subject to any Order in which relief is sought involving, affecting or relating to the ownership, operation, or use of the assets of the Companies or the conduct of the Business or which would prevent or materially delay the Closing.  Except as set forth on Schedule 4.10, there is no demand, claim, suit, litigation, audit, investigation, notice of violation or non-compliance, action, arbitration, or legal, administrative or other proceeding, commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel (each, an “Action”) pending, or, to the Sellers’ Knowledge, threatened, against any of the Companies or involving any of their respective properties or assets.  Except as set forth on Schedule 4.10, none of the Companies is (i) to the Sellers’ Knowledge, currently under investigation with respect to any violation of or noncompliance with any provision of any applicable Law, or (ii) party to any settlement agreement that contains any ongoing obligation with respect to the Business.

4.11 Employee Benefits and Related Matters.
(a) Schedule 4.11(a) sets forth a correct and complete list of each Benefit Plan.  None of the Companies has any plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any current or former employee, consultant or director of any of the Companies.
(b) Each of the Companies has made available to Purchaser, with respect to all Benefit Plans, where applicable, correct and complete copies of the following: (i) all Benefit Plan documents (including all amendments thereto) for each written Benefit Plan or a written description of any Benefit Plan that is not otherwise in writing and the most recent summary plan description and any subsequent summaries of material modifications or other material employee communications discussing any employee benefit provided thereunder; (ii) Forms 5500 as filed with the IRS for the most recent three (3) Benefit Plan years; (iii) all trust agreements with respect to the Benefit Plans; (iv) copies of any contracts with service providers and insurers providing benefits for participants or liability insurance or bonding for the sponsors, administrators or trustees of any Benefit Plan; (v) the most recent effective IRS determination letter for all Benefit Plans intended to be qualified under Section 401(a) of the Code; (vi) all handbooks, manuals, and similar documents governing material employment policies, practices and procedures; and (vii) discrimination testing results with respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code for the most recent three (3) Benefit Plan years.
(c) With respect to each Benefit Plan: (i) each Benefit Plan has been administered in compliance in all material respects with its terms including, but not limited to, any provisions relating to contributions thereunder, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other federal, state and other applicable Laws as they relate to such Benefit Plans (including, without limitation, provisions relating to filing, termination, reporting, disclosure and continuation coverage obligations pursuant to COBRA); (ii) except as set forth on Schedule 4.11(c), there are no proceedings, suits or claims (other than routine claims for benefits) pending, or to the Sellers’ Knowledge, threatened, with respect to any Benefit Plan, the assets of any trust thereunder, or the Benefit Plan sponsor or the Benefit Plan administrator with respect to the design or operation of any Benefit Plan; (iii) there is no pending or, to the Sellers’ Knowledge, threatened, proceeding, investigation or inquiry involving any Benefit Plan before the IRS or any other Governmental Authority; (iv) each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received from the IRS a favorable determination letter which is currently applicable stating that the Benefit Plan is so qualified as to its form, and any trust created pursuant to any such Benefit Plan is exempt from federal Income Tax under Section 501(a) of the Code, and to Sellers’ Knowledge, nothing has occurred that would reasonably be expected to adversely affect such qualification or exemption; and (v) none of the Companies has engaged in any transaction or acted or failed to act in a manner that could subject any of the Companies to liability for a breach of fiduciary duty under ERISA, a civil penalty assessed pursuant to Section 502 of ERISA, or a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(d) All contributions and premiums which the Companies are required to pay under the terms of each of the Benefit Plans or the Code, have, to the extent due, been paid in full or properly recorded on the Financial Statements or records of such Person, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued, and none of the Benefit Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year ended prior to the date of this Agreement.  No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of any of the Companies.
(e) None of the Companies nor any other entity which, together with any of the Companies, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) currently maintains or sponsors, and no ERISA Affiliate has maintained or sponsored, a “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.  None of the Companies nor any of their respective ERISA Affiliates has any current obligation to contribute, and has not had an obligation to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any “multiple employer plan” (within the meaning of Section 413(c) of the Code).
(f) No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of any of the Companies for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by COBRA or other applicable Law, (ii) death or retirement benefits under any Benefit Plan or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).
(g) Except as set forth on Schedule 4.11(g), the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee, director, consultant or officer of any of the Companies to severance pay, unemployment compensation or any other payment except as expressly provided for in this Agreement or as required by applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer.
(h) To the Sellers’ Knowledge, there have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Benefit Plans.
4.12 Material Contracts.  Schedule 4.12(a) sets forth a list of the Material Contracts.  Correct and complete copies of each Material Contract, including amendments thereto, have been made available to Purchaser. Except as set forth on Schedule 4.12(b), (i) none of Companies or, to the Sellers’ Knowledge, any other party to any Material Contract, is in material default under or in material breach of any Material Contract, (ii) none of the Companies has received any written notice of any breach of, or  default or alleged default under, any Material Contract, or any other communication regarding an intention to materially reduce potential future business, or non-compliance with applicable Laws with respect to any Material Contract, (iii) each of the Companies has performed in all material respects the obligations required to be performed by it in connection with all Material Contracts, and (iv) to Sellers’ Knowledge, no event has occurred that, within notice or passage of time or both, would constitute a material breach or default of any Material Contract or give rise to a right of termination, acceleration or any adverse modification thereunder.
4.13 Brokers and Finders.  Except as set forth on Schedule 4.13, no Person is or will be entitled to any brokerage commission, finder’s fee or any other similar compensation or fee in connection with any of the transactions contemplated herein based on any arrangement or agreement made by or on behalf of the Companies.

4.14 Insurance.  Set forth on Schedule 4.14(a) is a list of all material insurance policies, bonds, and insurance risk arrangements (in each case including self-insurance and insurance from Affiliates) maintained by, at the expense or for the benefit of the Companies, as of the date of this Agreement (each, an “Insurance Policy” and collectively, the “Insurance Policies”).  All Insurance Policies are valid and binding, in full force and effect and none of the Companies is in material default, whether as to the payment of premium or otherwise, under the terms of such Insurance Policies.  Except as set forth on Schedule 4.14(b), there are no material claims pending under any of such Insurance Policies and no such claim has been made nor has coverage been denied, under any of such Insurance Policies in the last three (3) years.  No written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Insurance Policy has been received by any of the Companies. Except as set forth on Schedule 4.14(b), none of the Companies has any self-insurance or co-insurance programs, and the reserves set forth on in the Financial Statements as of the Recent Balance Sheet Date are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.  The Companies maintain, and have maintained for the past five years, without any interruptions, breaks, or lapses in coverage, insurance in scope and amount customary and reasonable for the Business.
4.15 Employees.
(a) The Companies have made available to Purchaser a complete and accurate list of all of the employees of each of the Companies, which list is current as of the Recent Balance Sheet Date, describing for each such employee: (i) the position held, (ii) whether classified as exempt or non-exempt for wage and hour purposes, (iii) date of hire, (iv) regular hourly wage, annual salary or commission rate and other compensation (including bonus, additional forms of pay, profit-sharing, pension benefits), as applicable, and any increase in compensation since December 31, 2020, (v) accrued and unused vacation and other paid time off as of the Closing Date, and (vi) details of any applicable visa.  The Companies have made available to Purchaser a complete and accurate list of all the independent contractors, consultants, temporary employees, leased employees or any other servants or agents performing services with respect to the operation of the business of the Companies or compensated through wages paid by any of the Companies through its payroll department, which list is current as of the Recent Balance Sheet Date, in each case, specifying the (x) services performed, (y) compensation for such services, and (z) a description of any Contract applicable to such engagement.
(b) Except as set forth on Schedule 4.15(b), (i) for the past three years, each of the Companies has complied in all material respects with all labor and employment Laws applicable to them, including without limitation those relating to wages, hours, affirmative action, workplace safety or health, immigration, retaliation, whistle blower, discrimination, equal employment opportunity and data privacy, (ii) none of the Companies is or has been a party to a collective bargaining agreement having provisions covering any of their employees and none of the Companies is currently negotiating such an agreement, (iii) no complaint against any of the Companies is currently pending or, to the Sellers’ Knowledge, threatened, before the National Labor Relations Board or the Equal Employment Opportunity Commission, (iv) there are no labor strikes, disputes, requests for representation, slowdowns, or stoppages actually pending or, to the Sellers’ Knowledge, threatened, against any of the Companies, and (v) for the past three years, there have been no union certification or representation petitions or demands with respect to any of the Companies or any of the Companies’ employees, and no union organizing campaign or similar effort is pending or, to the Sellers’ Knowledge,  threatened with respect to any of the Companies or any of the Companies’ employees.
(c) There are no pending, or to the Sellers’ Knowledge, threatened, claims by any employee or former employee of any of the Companies with respect to his or her employment, termination of employment or any employee benefits (other than routine claims for benefits).  None of the Companies has engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act (“WARN”) or any similar foreign, state or local Law (including, but not limited to, any state WARN acts), and none of the employees of any of the Companies have suffered an “employment loss” (as defined in WARN and any similar Law), in either case during the six (6) month period preceding the date of this Agreement.

(d) Each of the Companies is and for the past three years has been in compliance in all material respects with all applicable Laws respecting employment and employment practices (including provisions thereof relating to immigration and citizenship, including proper completion and processing of Forms I-9 for all employees), terms and conditions of employment, wages and hours, workplace safety and nondiscrimination in employment, and is not engaged in any unfair labor practice. All wages and other compensation (including all overtime pay, bonuses and fees) due and payable as of the Closing Date to all present and former employees and contractors of the Companies will be accrued in the Net Working Capital or paid in full to such employees and contractors at or prior to Closing.  No charge is pending or, to the Sellers’ Knowledge, threatened, against any of the Companies before any Governmental Authority alleging unlawful discrimination in employment practices, unsafe work conditions, or other illegal practices and no charge of or proceeding with regard to any unfair labor practice against any of the Companies is pending before the National Labor Relations Board.
4.16 Environmental Matters.
(a) Each of the Companies has disclosed and made available to Purchaser (i) all environmental assessments, environmental investigations, and environmental audits in the possession of any of the Companies (including Phase I reports) and (ii) all material records and correspondence currently in the possession of any of the Companies relating to Environmental Matters, Environmental Permits or compliance with Environmental Laws, in each case with respect to the operations of the Companies, the Owned Real Property, or Leased Real Property.
(b) None of the Companies has received (i) written notice of a pending or threatened Action against any of the Companies under any Environmental Laws, (ii) any written notice that it is potentially responsible for a federal, provincial, municipal or local cleanup site or corrective action under any Environmental Laws, or (iii) any written request for information from any Governmental Authority relating to waste disposal sites. During the three-year period prior to the Closing Date, none of the Companies has received from any Person any written notice or information regarding any actual or alleged material violation of, or material liability with respect to, Environmental Laws, the subject of which remains unresolved.
(c) Each of the Companies is in compliance in all material respects with all applicable Environmental Laws and to Sellers’ Knowledge no facts, events, circumstances or conditions exist that could adversely affect such continued material compliance with Environmental Laws or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental Laws, other than where the applicable statute of limitations, if any, has expired prior to the Closing Date.
(d) Each of the Companies has obtained, and is in material compliance with, all material Environmental Permits required for the operation of the Business.
(e) No Hazardous Substances have been or are being generated, manufactured, used, processed, treated, stored, Released, distributed, transported or disposed of by any of the Companies, except in compliance in all material respects with applicable Environmental Laws or as would not reasonably be expected to result in the Company incurring material liabilities under any Environmental Law. To the Sellers’ Knowledge, no Leased Real Property has been contaminated by asbestos, petroleum or any other Hazardous Substances, in a manner that would give rise to any material liability of any of the Companies under any Environmental Law.

(f) None of the assets of the Companies are subject to any Liens arising in connection with an Environmental Matter, and there are no proceedings pending or, to the Sellers’ Knowledge, threatened for imposition of any such Liens.
(g) None of the Companies has assumed, undertaken, provided an indemnity with respect to, or to the Sellers’ Knowledge otherwise become subject to, any liability or corrective or remedial obligation of any other Person relating to Environmental Laws.  None of the Companies is subject to any financial assurance, escrow, bonding or similar obligations under any Environmental Laws.
4.17 Compliance with Laws; Permits.
(a) (i) Each of the Companies is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws and to the Sellers’ Knowledge, each of the Companies’ officers, directors, managers, members, agents and employees, have compiled with, and are not in material default or material violation of, all Laws that are applicable to the Business or any owned or leased assets of any of the Companies and to which any of the Companies may be subject, (ii) each of the Companies is in possession of all material permits, certificates, waivers, exemptions, notices, licenses, approvals, registrations and government and other authorizations (“Permits”) required under applicable Law for the operation of the Business as conducted by the Companies or as necessary for the lawful ownership of their respective properties and assets, and each of the Companies is in compliance in all material respects with the requirements and limitations included in such Permits, and (iii) no claims have been filed against any of the Companies in the past three (3) years by any Governmental Authority alleging a violation of any Laws that are applicable to the Business or any owned or leased assets of any of the Companies and to which any of the Companies may be subject. No investigation or review by any Governmental Authority is currently pending or, to the Sellers’ Knowledge, has been threatened, against any of the Companies.
(b) Nothing in this Section 4.17 requires any disclosure with respect to any matter specifically covered by any other representation and warranty contained in Sections 4.9 (Taxes), 4.10 (Litigation), 4.11 (Employee Benefits and Related Matters), 4.15 (Employees), 4.16 (Environmental Matters) and 4.21 (Certain Payments), it being acknowledged and agreed that all representations and warranties with respect to matters specifically described in such other representations and warranties are excluded from the representations and warranties in this Section 4.17.
(c) Neither Lew Thompson Trucking nor Josh Thompson Trucking has, and during the past three years has not had, an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (“FMCSA”), as a result of a compliance review by the FMCSA, and there is no compliance review or related proceeding currently pending.  Neither Lew Thompson Trucking nor Josh Thompson Trucking maintains, and during the past three years has not maintained, Compliance, Safety and Accountability scores (“CSA Scores”) above the “alert” threshold in any of the seven categories assessed by the FMCSA in connection therewith, and to the Sellers’ Knowledge no issues, deficiencies or violations exist which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon such CSA Scores resulting in any one or more of the CSA Scores increasing above “alert” threshold.
4.18 Affiliate Transactions.  Except as set forth on Schedule 4.18, no (a) executive officer, manager or director of any of the Companies, (b) any Seller, or (c) an Affiliate of any Person referred to in clauses (a) or (b) (collectively, “Company Related Persons”) (i) owes any of the Companies an amount in excess of $5,000, nor do any of the Companies owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Company Related Person, (ii) is party to any Material Contract, or (iii) has any interest in any material property or assets owned or used by the Companies to conduct the Business currently or at any time in the last twelve (12) months.

4.19 Customers and Suppliers.
(a) Schedule 4.19(a)(i) sets forth the five (5) largest customers (as measured by revenues of the Companies on a combined basis for the fiscal year ended December 31, 2022 (each, a “Material Customer”) and sets forth opposite the name of each such Material Customer the approximate dollar value of net sales attributable to such Material Customer for such period. Since December 31, 2021, no Material Customer has notified any of the Companies in writing that such Material Customer intends to terminate, suspend or reduce in any material respect, its written contract with any of the Companies and to the Sellers’ Knowledge no Material Customer intends to terminate, suspend or reduce in any material respect, its written contract with any of the Companies. There is no material dispute pending, or to the Sellers’ Knowledge, threatened, between any of the Companies and any Material Customer.
(b) Schedule 4.19(b)(i) sets forth the ten (10) largest vendors or suppliers (as measured by volume of purchases) of the Companies on a combined basis for the fiscal year ended December 31, 2022 (each, a “Material Supplier”) and sets forth opposite the name of each such Material Supplier the approximate dollar value of net purchases attributable to such Material Supplier for each such period. Since December 31, 2021, no Material Supplier has notified any of the Companies in writing that such Material Supplier intends to terminate, suspend or reduce in any material respect, its written contract with any of the Companies and to the Sellers’ Knowledge no Material Supplier intends to terminate, suspend or reduce in any material respect, its written contract with any of the Companies. There is no material dispute pending, or to the Sellers’ Knowledge, threatened, between any of the Companies and any Material Supplier.
4.20 Bank Accounts; Powers of Attorney.  Set forth on Schedule 4.20 are all of the bank accounts of the Companies, together with the account numbers and authorized signatories for such accounts.  None of the Companies has granted any powers of attorney to any Person with respect to any bank accounts.
4.21 Certain Payments.   During the past six (6) years with respect to the Business, none of the Sellers, the Companies, nor to Sellers’ Knowledge any of their respective officers, directors, managers, members, stockholders, employees, representatives or other Person acting for or on behalf of them, has directly or indirectly (a) made, authorized or approved any contribution, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any applicable Law, except for, with respect to the preceding items (i), (ii) and (iii), such payments or reimbursements for meals, travel expenses or reasonable entertainment expenses not in violation of any applicable Law, (b) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar Law, or (c) made any other unlawful payment.
4.22 COVID-19 Matters.
(a) Schedule 4.22 sets forth all CARES Act stimulus fund programs or other programs related to COVID-19 in which any of the Companies is participating or have participated, and the amount of funds received or requested by each of the Companies for each such program (together with any additional CARES Act or other COVID-19 program stimulus funds hereafter received by each of the Companies, the “CARES Funds”).  Each of the Companies has maintained accounting records associated with the CARES Funds in compliance in all material respects with all of the terms and conditions of such programs.  Each of the Companies has utilized all such CARES Funds received pursuant to the Public Health and Social Services Emergency Fund in accordance with all applicable Laws and the applicable Relief Fund Payment Terms and Conditions.  Further, any such CARES Funds that have not been so used are maintained in the bank account(s) of the Companies and have not been distributed to any other person or otherwise utilized of expended.

(b) All PPP Loan applications and PPP Loan forgiveness applications are true, accurate and complete and a copy of all PPP Loan applications and PPP Loan forgiveness applications of the Companies have been made available to the Purchaser.  The Companies were eligible for such PPP Loan. All PPP Loans have been fully forgiven.
4.23 Drivers.
(a) The Companies (i) are not required by agreement with any driver to segregate from the Companies’ general funds monies collected for such driver or is otherwise restricted from use of such funds, except with respect to Tax levies, garnishments, and other amounts incurred in the ordinary course of business, including but not limited to advances to drivers and owner-operators and maintenance escrows, (ii) do not hold or are required to hold any funds in trust for a driver, in respect of such driver’s services, and (iii) do not have any fiduciary relationship or duty to any driver arising out of or in connection with any Contract with any driver.
(b) No driver, whether pursuant to contract or otherwise, controls the method of collection of the Companies’ accounts or restricts the use of proceeds thereof after receipt by the Companies.
(c) No driver, whether pursuant to contract or otherwise, has the right to seek payment from, or otherwise has recourse against, any Person obligated on an account for receivables by the Companies to such driver.
4.24 Owner-Operators. None of the Companies contracts with any independent contractor, or “owner-operator” to provide driving services.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS PARTIES
Each of the Seller Parties, severally and not jointly, represents and warrants to Purchaser that each of the representations and warranties concerning such Seller Party in this ARTICLE 5 are true and correct as of the Closing Date, except as set forth in the Schedules which are attached to this Agreement:
5.1 Authorization; Valid and Binding Agreement; No Breach.
(a) Such Seller Party has full power, capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller Party of this Agreement and the other Transaction Documents to which such Seller Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized, and no other actions or legal proceedings on such Seller Party’s part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents to which such Seller Party is a party. Assuming that this Agreement and such other Transaction Documents have been duly and validly executed and delivered by each other Party hereto, this Agreement and any other Transaction Documents to which such Seller Party is a party is a valid and binding obligation of such Seller Party, enforceable in accordance with its terms, except as enforceability may be limited by Equitable Remedies.

(b) The execution, delivery and performance by such Seller Party of this Agreement and the other Transaction Documents to which such Seller Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) conflict with, result in the breach or violation of, constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration of any obligation or right or to the loss of any benefit under any of the terms, conditions or provisions of any Law or Order to which such Seller Party is subject or bound; (ii) result in a violation of or result in the creation of any Lien upon any assets of such Seller Party; or (iii) require any authorization, consent, approval, exemption, notice or other action by or to any Governmental Authority or other third party, other than the Required Consents.
5.2 Ownership. Each Seller is the legal, beneficial and record owner of the Shares as set forth opposite such Seller’s name on Schedule 5.2. Except as set forth on Schedule 5.2, such Seller is not a party to any voting trusts, proxies, or any other Contracts with respect to the voting, sale, transfer or other disposition of shares of capital stock, membership units or other equity interests in any of the Companies. Except for the Shares owned by such Seller and listed on Schedule 5.2, such Seller does not own or have an option to acquire any shares of capital stock, membership units or other equity interests in any of the Companies. At the Closing, each Seller will transfer valid title to the shares of capital stock, membership units and other equity interests in the Companies, free and clear of all Liens (other than (a) restrictions on transfer imposed by applicable securities laws, and (b) Liens imposed by Purchaser).
5.3 Brokerage. Except as set forth on Schedule 5.3, there is no liability for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any Contract made by or on behalf of such Seller Party.
5.4 Litigation.  There are no Actions pending or, to the knowledge of such Seller Party, threatened against or affecting such Seller Party at law or in equity, or before or by any Governmental Authority that would adversely affect the performance by such Seller Party under this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Seller Parties that each of the representations and warranties in this ARTICLE 6 are true and correct as of the Closing Date:
6.1 Authority.  Purchaser has full power, capacity and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Transaction Documents to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action of Purchaser required under applicable Law and its Organizational Documents, and no other proceedings by Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents to which it is a party.  This Agreement and the Transaction Documents to which Purchaser is a party constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as the same may be limited by Equitable Remedies.

6.2 No Conflicts; Consents and Approvals.
(a) The execution, delivery and performance of this Agreement, and the Transaction Documents to which Purchaser is a party, by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any breach of, require any notice under or result in any violation of the provisions of Purchaser’s Organizational Documents.  The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with, result in any material breach of or constitute a default under (with the giving of notice or lapse of time or both) (A) any Law applicable to Purchaser,  or (B) any material agreement to which Purchaser is a party, or (ii) require any authorization, consent, approval, exemption or other action by or notice to any Person under, any material agreement to which Purchaser is a party.
(b) No material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with any of the execution, delivery or performance of this Agreement and the Transaction Documents by Purchaser or the consummation by Purchaser of any other transaction contemplated hereunder or thereunder, other than receipt of the Required Consents.
6.3 Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Purchaser has furnished the Companies and the Seller Representative with complete and accurate copies of the Organizational Documents of Purchaser as in effect on the date of this Agreement.
6.4 Litigation.  There are no Actions pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser at law or in equity, or before or by any Governmental Authority that would adversely affect the performance by Purchaser under this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.
6.5 Brokers and Finders.  Purchaser is not obligated to pay any investment banker, broker, finder or other Person any brokerage or finder’s fee or similar commission based in any way on the consummation of the transactions contemplated by this Agreement or the Transaction Documents.
6.6 No Other Representations or Warranties.  Except for the representations and warranties of Purchaser expressly set forth in this ARTICLE 6, and not in limitation hereof, neither Purchaser nor any other Person makes any other express or implied representation and warranty on behalf of Purchaser.
ARTICLE 7
COVENANTS
7.1 Confidentiality.
(a) Purchaser and its Affiliates shall not disclose the identities of the Seller Parties or the amount of proceeds received by any individual Seller under this Agreement or the Transaction Documents, except as may be required by applicable Law.
(b) The Companies, Seller Parties, Purchaser and their respective Affiliates shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with Purchaser and the Seller Representative, except as may be required by applicable Law.  Notwithstanding the foregoing, Purchaser and the Seller Representative shall cooperate to prepare a joint press release to be issued on the Closing Date, which press release shall be mutually acceptable to Purchaser and the Seller Representative.

7.2 Records.
(a) The Seller Parties may retain copies of all (i) correspondence, agreements, documents, books, records and files, including electronic files (collectively, “Records”) prepared in connection with the transactions contemplated hereby, including bids received from other parties and analyses relating to any of the Companies, (ii) Tax Returns filed prior to the Closing Date and (iii) Tax Returns filed after the Closing Date for periods through the Closing Date.
(b) For a period of five (5) years after the Closing Date, Purchaser shall preserve and retain, or cause the Companies to preserve and retain, all Records (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Companies, whether before the Closing Date or thereafter through the last day of the Third Measurement Period (December 31, 2026).  If at any time after such five (5) year period Purchaser intends to dispose of any such Records, Purchaser may do so if such Records are first offered to the Seller Representative in writing and the Seller Representative does not accept such offer within thirty (30) days of receipt of such offer.
(c) Notwithstanding anything to the contrary in this Agreement, from and after the Closing: (i) the Seller Representative shall be the sole and exclusive owner of all files of RMP LLP and Scudder Law Firm, P.C., L.L.O. (“SLF”) and all files and correspondence of the Seller Representative and the Seller Parties in connection with the transactions contemplated herein; (ii) Purchaser, on its own behalf, and on behalf of the Companies, hereby forever waives and relinquishes any ownership of or rights in or to such files and correspondence; and (iii) none of Purchaser, nor the Companies shall retain any copies of such records or correspondence or have any access to them.  Each of the Parties further agrees to permit any attorney-client privilege attaching as a result of the services of RMP LLP or SLF as counsel to the Companies in connection with the transactions contemplated by this Agreement to survive the Closing and to remain in effect; provided, that, from and after the Closing, any such attorney-client privilege will be controlled by the Seller Representative acting on behalf of the Sellers.  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Companies or any of their respective Affiliates, on the one hand, and a third party (other than a Party or any of their respective Affiliates), on the other hand, after the Closing, Purchaser, the Companies and their respective Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by RMP LLP or SLF to such third party; provided, however, that none of Purchaser, the Companies nor any of their respective Affiliates may waive such privilege without the prior written consent of the Seller Representative.
7.3 Insurance.  In connection with the Closing, the Companies shall obtain a non-cancellable prepaid “tail” directors and officers insurance policy with Side A, Side B, and Side C coverage for each of the individuals who were officers, directors, or similar functionaries of the Companies at or prior to the Closing Date for a claims period of six (6) years from and after the Closing Date in form and substance satisfactory to the Seller Parties (the “D&O Tail Policy”), which policy covers acts, omissions, events, and matters existing occurring at or prior to the Closing (including in connection with this Agreement, the Transaction Documents, and the transactions contemplated thereby).
7.4 R&W Insurance Policy.  In connection with the Closing, Purchaser shall purchase a purchaser-side representations and warranties insurance policy (the “R&W Insurance Policy”), in substantially the form of Exhibit C.  Purchaser, on the one hand, and Sellers on the other hand, shall equally bear the cost of all premiums, underwriting and due diligence fees for the R&W Insurance Policy. The R&W Insurance Policy shall provide that the insurer shall have no rights of subrogation as against any Seller Party, except in the case of Fraud.  In addition, the R&W Insurance Policy may not be amended as it relates to the subrogation provisions thereof without the Seller Representative’s written consent.  During the term of the R&W Insurance Policy, Purchaser (a) shall maintain the R&W Insurance Policy in full force and effect and (b) shall not, without the Seller Representative’s prior written consent, (i) amend, repeal or modify any provision of the R&W Insurance Policy, (ii) take any action or omit to take any action that would result in the cancellation, termination, amendment or modification of the R&W Insurance Policy or coverage thereunder other than by payment of claims thereunder, or (iii) permit the assignment, substitution or transfer of the rights or obligations of the insurer under the R&W Insurance Policy.

7.5 Restrictive Covenants.  In (i) consideration for Purchaser’s acquisition of the Shares, (ii) order to protect the goodwill obtained by Purchaser and transferred by the Restricted Parties as a result of the Transactions, and (iii) in order to satisfy certain conditions to the consummation of the Transactions and as a material inducement and express incentive for Purchaser to enter into this Agreement, each Restricted Party expressly agrees to the provisions of this Section 7.5.
(a) Covenant Not To Compete. Each Restricted Party covenants and agrees that, during the Restricted Period such Restricted Party shall not, and shall not permit any Affiliate of such Restricted Party or any Person acting at such Restricted Party’s direction to, directly or indirectly, own, invest in (except for passive investment, not exceeding 4.9% percent ownership, of any public company), manage, join, operate or control, or participate in the ownership, management, operation or control of, or be connected as a partner, consultant or otherwise with, or permit such Restricted Party’s or other Person’s names to be used by or in connection with, any business or organization (other than Purchaser or any of Purchaser’s Affiliates) that engages in the Restricted Business. The restrictions set forth in the previous sentence shall apply on Restricted Parties’ (and its Affiliates and other applicable Person’s) activities throughout the lower 48 contiguous United States (the “Restricted Territory”).
(b) Non-Solicitation of Employees, Consultants, Independent Contractors.  During the Restricted Period, no Restricted Party shall, and each Restricted Party shall cause its respective Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, cause, solicit, induce or encourage to leave the employment or engagement of any of the Companies or of Purchaser or any of its Affiliates, or solicit, hire or employ, or cause any other Person to solicit, hire, engage or employ, any Person (including any consultants or independent contractors) retained or employed by any of the Companies or by Purchaser or any of its Affiliates as of the Closing or as of any time following the Closing unless such employee’s, consultant’s or independent contractor’s retention or employment had ceased for the preceding 6 months; provided, however, that nothing in this Section 7.5(b) shall (i) prohibit the hiring or engagement of any Person that had his/her employment or engagement terminated by any of the Companies or of Purchaser or any of its Affiliates, (ii) prohibit a public job posting or general solicitation not specifically targeted at employees, consultants or independent contractors of any of the Companies or of Purchaser or any of its Affiliates, or (ii) prohibit the solicitation, hiring, or engagement of any family member of a Restricted Person.
(c) No Interference with Customers, Suppliers or Others.  Each Restricted Party agrees that, during the Restricted Period, each Restricted Party shall not, and shall not permit any Affiliate of such Restricted Party or any Person acting at such Restricted Party’s direction or with such Restricted Party’s encouragement to, directly or indirectly: (i) solicit, encourage, support, cause or attempt to cause any Restricted Supplier to cease or lessen such Restricted Supplier’s business with any of the Companies or with Purchaser or any of its Affiliates; or (ii) solicit any Restricted Customer regarding Restricted Business in the Restricted Territory in a manner that reasonably could be expected to reduce such Restricted Customer’s business with any of the Companies or Purchaser or any of its Affiliates. For purposes of this Agreement, the term “Restricted Customer” means any current or prospective shipper, carrier, client or other customer of any of the Companies during the Restricted Period or any customer of Purchaser and its Affiliates (other than the Companies) with which such Restricted Party had material personal contact after the Closing. For purposes of this Agreement, the term “Restricted Supplier” means any carrier or other supplier of goods or services to any of the Companies or Purchaser or any of its Affiliates as of the Closing or during the Restricted Period.

(d) Non-Disparagement.  The Purchaser and each Restricted Party agrees that, during the Restricted Period, the Purchaser and such Restricted Party shall not, shall cause their respective Affiliates not to, and shall not permit any Person acting at such Party’s direction or with such Party’s encouragement to, directly or indirectly, make, publish, communicate or take any action, or cause or induce or encourage any Person to make, publish, communicate or take any action, to disparage any Restricted Party or the Purchaser, as applicable, or any of their respective Affiliates (including the Company).
(e) Restricted Parties’ Acknowledgements and Representations. Each Restricted Party expressly acknowledges and agrees that the restrictions set forth herein are reasonable in all respects and are no greater than necessary to protect Purchaser’s and its Affiliates’ (including the Companies’) legitimate business interests, including the preservation of trade secrets, valuable confidential and professional information, substantial relationships with prospective and existing customers, and the goodwill that the Restricted Parties are conveying to Purchaser under this Agreement.  Each Restricted Party further acknowledges and agrees that the Restricted Territory represents a reasonable geographic area and that the Companies and Purchaser do business throughout the Restricted Territory as of the Closing Date.  Further, each Restricted Party acknowledges that Purchaser would not proceed with the Closing without receiving the full scope of the protections provided for hereunder and that any lesser geographic restriction would not adequately protect Purchaser.
(f) Reformation; Severability of Provisions.  The Restricted Parties expressly acknowledge and agree that the restrictions contained herein are reasonable and no greater than necessary to protect the legitimate interests of Purchaser and its Affiliates.  However, if any covenant set forth in this Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be reformed and interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.  The invalidity or unenforceability of any particular provision (or part thereof) of this Agreement shall not affect the other provisions hereof (or parts thereof), which shall continue in full force and effect.  Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states, and each political subdivision thereof, within the Restricted Territory.
(g) Injunctive Relief.  Each Restricted Party acknowledges that (a) the provisions of this Section 7.5 are reasonable and necessary to protect the legitimate interests of Purchaser, and (b) any violation of this Section 7.5 will result in irreparable injury to Purchaser, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Purchaser for such a violation.  Accordingly, each Restricted Party agrees that if a Restricted Party violates the provisions of this Section 7.5, Purchaser, in addition to all other remedies which may be available to it at law or in equity, shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. Such relief will not be exclusive, but will be in addition to all other relief available to Purchaser and its Affiliates, at law and equity.

7.6 Release.
(a) Effective as of the Closing, each Seller Party hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges, to the fullest extent permitted by applicable Law, each member of the Companies Group, both individually and in their official capacities, from any and all claims that Seller Party may now have, has ever had or that might subsequently accrue to such Seller Party that are based on or arise out of facts, conditions, transactions, events or circumstances at or prior to the Closing, including any claims (i) that may be asserted derivatively whether on behalf of any of the Companies or otherwise against any current or former officer, director, partner, member, manager or employee of any member of the Companies Group, including with respect to the negotiation, execution and delivery of this Agreement or any Transaction Document, (ii) arising on account of or arising out of any matter, cause or event related to such Seller Party’s direct or indirect, record or beneficial, ownership of the Shares or other securities of any member of the Companies Group, (iii) relating to breach of fiduciary duty, (iv) relating to breach of the organizational documents of any member of the Companies Group, (v) relating to slander, libel or disparagement of such Seller Party or of his family members by any member of the Companies Group occurring prior to the date hereof, (vi) relating to requests for information or any failure to provide required reports or complete or correct information to such Seller Party, or any officers, directors or managers of any member of the Companies Group, (vii) relating to the operation or management of any member of the Companies Group by the partners, officers, directors, managers and Affiliates of such member of the Companies Group, (viii) relating to any failure of any member of the Companies Group to offer such Seller Party the right to acquire any additional securities of any member of the Companies Group or any violation of any preemptive rights of such Seller Party, or (ix) relating to such Seller Party’s employment by any member of the Companies Group or the termination thereof (the “Seller Party Released Claims”); provided, however, that the foregoing release and discharge shall not apply to any (w) rights and claims arising from or in connection with this Agreement or any Transaction Document, (x) compensation for services rendered and reimbursement of expenses payable to such Seller Party in such Seller Party’s capacity as an employee or officer of any Company in the ordinary course of business relating to the pay period in which the Closing occurs, (y) rights and claims to indemnification under any officers’ and directors’ liability insurance maintained in effect by any Company on the Closing Date or under any indemnification agreement, limited liability company operating agreement, or bylaws of any Company in effect on the Closing Date, or (z) rights and claims arising from a Seller Party’s employment relationship with the Companies Group for any period beginning after the Closing.
(b) THE RELEASE IN SECTION 7.6(a) IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE, OF OR BY (AND WHETHER DIRECTLY OR INDIRECTLY BY AGENTS OR REPRESENTATIVES OF) THE COMPANIES GROUP.
(c) Each Seller Party represents and warrants that it has not transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any Seller Party Released Claims (or any claims that would constitute Seller Party Released Claims but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto.
(d) Each Seller Party acknowledges that the provisions of Section 7.6(a) are valid, fair, adequate and reasonable and were agreed to with its full knowledge and consent, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform such Seller Party. Each Seller Party further acknowledges that, in signing the release set forth in Section 7.6(a), it has not relied on any promises or representations, express or implied, that are not referred to herein.
(e) Each Seller Party, on its/his own behalf, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, or assisting any party in the commencement of any action, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) of any kind against any member of the Companies Group based upon any Seller Party Released Claims purported to be released hereby. Each Seller Party understands that it is, on its/his own behalf, expressly waiving all claims against the Companies Group covered by the release set forth in Section 7.6(a), including those claims that he, she or it may not know of or suspect to exist, that, if known, may have materially affected the decision to provide the release set forth in Section 7.6(a), and each Seller Party is, on its/his own behalf, expressly waiving any rights under applicable Law that provide to the contrary.  Each Seller Party agrees that if it/he violates any provision of this Section 7.6, it shall pay all costs and expenses of defending against any related or resulting suit or other proceeding incurred by the applicable member of the Companies Group released hereunder, including reasonable attorneys’ fees.

7.7 Replacement Collateral for Letters of Credit.  The Josh Thompson Exempt Trust has posted a $250,000 Certificate of Deposit with Today’s Bank (the “CD”) to secure the obligations of Lew Thompson Trucking in connection with the Promissory Notes described in Schedule 1.1(b).  Within sixty (60) days of the Closing Date, Purchaser will cause the Companies to provide alternative collateral satisfactory to Today’s Bank to secure such Promissory Notes and will instruct Today’s Bank to release the CD to the Josh Thompson Exempt Trust.
ARTICLE 8
TAX MATTERS
8.1 Straddle Tax Periods. For purposes of this Agreement, Tax Liabilities of the Companies with respect to a Tax Period which begins on or before and ends after the Closing Date (a “Straddle Tax Period”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning after the Closing Date. The portion of any Taxes for any Straddle Tax Period allocable to the Pre-Closing Tax Period shall be determined as follows: (i) in the case of any real and personal property Taxes and franchise Taxes not based on gross or net income, based on the total amount of such Taxes for the relevant Straddle Tax Period multiplied by a fraction, the numerator of which shall be the number of days in such Straddle Tax Period through the Closing Date and the denominator of which shall be the total number of days in such Straddle Tax Period, and (ii) in the case of any Taxes other than those described in clause (i), as if such Tax Period ended at the close of the day on the Closing Date; provided, however, that all Transaction Tax Deductions that are properly deductible in a Straddle Tax Period will be treated as deductible in the portion of the Straddle Tax Period ending the Closing Date for purposes of this Section 8.1, applying the safe harbor election provided for in IRS Revenue Procedure 2011-29 with respect to any Transaction Tax Deduction constituting a “success based fee.”
8.2 Tax Returns.
(a) Sellers shall prepare and timely file, or shall cause to be prepared and timely filed all Tax Returns of the Companies for Pass-Through Taxes, excise Taxes and franchise Taxes required to be filed by or with respect to the Companies for all Pre-Closing Tax Periods that have not been filed as of the Closing Date (such Tax Returns, “Seller Prepared Tax Returns”); provided, (i) all such Seller Prepared Tax Returns shall be prepared consistent with the past practices of the Companies and (ii) the Seller Representative shall submit all Seller Prepared Tax Returns to the Purchaser to review and comment on at least twenty (20) days prior to the due date (including extensions) for filing such Seller Prepared Tax Return and make any changes reasonably requested by the Purchaser, with any dispute relating thereto to be resolved by the Accountant.  Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed all Tax Returns of the Companies required to be filed by or with respect to the Companies for all Pre-Closing Tax Periods and Straddle Tax Periods that have not been filed as of the Closing Date other than Seller Prepared Tax Returns (such Tax Returns, “Seller Relevant Tax Returns”); provided, (i) all such Seller Relevant Tax Returns shall be prepared consistent with the past practices of the Companies and (ii) Purchaser shall submit all Seller Relevant Tax Returns to the Seller Representative to review and comment on at least twenty (20) days prior to the due date (including extensions) for filing such Seller Relevant Tax Return and make any changes reasonably requested by the Seller Representative, with any dispute relating thereto to be resolved by the Accountant.  The Accountant shall make the final determination with respect to any dispute related to any Seller Prepared Tax Return or Seller Relevant Tax Return, and such Seller Prepared Tax Return or Seller Relevant Tax Returns shall be prepared consistently with any final determinations by the Accountant. The fees and expenses of the Accountant, if any, shall be borne according to the methodology set forth in Section 2.5(d). Seller Parties shall pay any Taxes relating to a Pre-Closing Tax Period or the portion of a Straddle Tax Period ending on the Closing Date (as determined in accordance with Section 8.1) to Purchaser three (3) days before the due date of such Tax Return (taking into account any extensions), except to the extent such Taxes have been taken into account in Final Closing Indebtedness, Final Companies Transaction Expenses or Final Net Working Capital. Purchaser shall not file any amended Tax Return for any Pre-Closing Tax Period or Straddle Tax Period without the consent of Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) Any and all refunds (or credits in lieu of refunds) of any Taxes (including any interest thereon) with respect to the Companies and relating to a Pre-Closing Tax Period or portion of the Straddle Tax Period ending on the Closing Date that are received by Purchaser after the Closing will be for the account of Sellers, and the amount of such refunds will be paid to Sellers within fifteen (15) calendar days after actual receipt or use thereof provided that Sellers shall, within fifteen (15) calendar days, remit to Purchaser any amounts actually received by Sellers from Purchaser under this Section 8.1(c) if such Tax refunds are subsequently denied by the relevant Governmental Authority.
8.3 Cooperation. In connection with the preparation of Tax Returns and audit examinations relating to the Companies by any Governmental Authority or any Actions resulting therefrom, the Seller Parties and Purchaser will cooperate fully with one another, including the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of Tax Returns, the conduct of audit examinations or the defense of claims by any Governmental Authority as to the imposition of Taxes.
8.4 Tax Contests.   In the case of any proceeding involving any asserted Tax Liability with respect to any of the Companies (a “Tax Contest”) after the Closing Date that relates to  Pass-Through Taxes, excise Taxes or franchise Taxes of the Companies for Pre-Closing Tax Periods, the Seller Representative may elect to control the conduct of such Tax Contest, using counsel or accountants reasonably satisfactory to the Companies (it being understood that RMP LLP is satisfactory to the Companies), but the Companies shall have the right to participate in such Tax Contest at their own expense, and the Seller Representative shall not settle, compromise or concede any portion of such Tax Contest that could reasonably affect the Pass-Through Tax Liability of any of the Companies for any Post-Closing Tax Period (or portion thereof) without the written consent of such Company, which consent will not be unreasonably withheld, delayed or conditioned; provided, that if the Seller Representative fails to assume control of the conduct of any such Tax Contest within thirty (30) days following the receipt by the Seller Representative of notice of such Tax Contest from Purchaser, then the Companies shall have the right to assume control of such Tax Contest.  In the case of any Tax Contest after the Closing Date that is not controlled by the Seller Representative pursuant to this Section 8.4, the Purchaser shall control the conduct, through counsel of its own choosing, of such Tax Contest, but the Seller Representative shall have the right to participate in such Tax Contest at the sole expense of the Seller Parties and Purchaser shall not allow any of the Companies to settle or otherwise resolve such Tax Contest without the prior written permission of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed, in each case only to the extent such Tax Contest could result in the Seller Parties being liable for indemnification pursuant to this Agreement or under applicable Law.

8.5 Transfer Taxes. Any and all transfer, documentary, sales, use, registration and real property transfer or gains Tax, stamp Tax, excise Tax, stock transfer Tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers. Purchaser and the Seller Parties agree to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes, and also agree to cooperate in the filing of any Tax Returns with respect to the Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns.
8.6 Purchase Price Allocation.  The Parties acknowledge and agree that the Purchase Price, as adjusted pursuant to the terms of this Agreement and as adjusted to reflect any assumed liabilities and other amounts deemed paid or received for federal income Tax purposes, shall be allocated among the Companies’ assets in accordance with Sections 1060 and 338 of the Code and the Treasury Regulations thereunder and in accordance with the allocation set forth on Schedule 8.6 (the “Allocation Methodology”).  Within sixty (60) days after the date the Final Base Purchase Price is determined (as set forth herein), Purchaser and the Seller Representative will endeavor in good faith to jointly prepare an allocation of the Purchase Price among the assets consistent with the Allocation Methodology (the “Allocation Schedule”).  If Purchaser and the Seller Representative are unable to agree upon the Allocation Schedule, any disputed items with respect to the allocation will be resolved by the Accountant, the costs of which shall be borne by Purchaser, on the one hand, and the Seller Parties (jointly and severally), on the other hand, in the percentage inversely proportionate to the percentage of the total amount of the total items submitted for dispute that are resolved in favor of Purchaser, on the one hand, or the Seller Parties, on the other hand. The Accountant shall make its determination in accordance with Sections 1060 and 338 of the Code and the Treasury Regulations promulgated thereunder and the Allocation Methodology. The Allocation Schedule as agreed to by Purchaser and the Seller Representative or as finally determined by the Accountant pursuant to this Section 8.6 shall be binding on the Parties and all Tax Returns filed by Purchaser and its Affiliates and the Seller Parties will be prepared consistently with such Allocation Schedule.  In the event of any adjustment to the Tax basis of the assets or liabilities as the result of an audit or otherwise, Purchaser and the Seller Representative will jointly prepare any necessary revisions to the Allocation Schedule. The Parties agree to be bound by the Allocation Schedule, will take no action inconsistent with the Gross-Up Methodology or the Allocation Schedule for the purpose of all Tax Returns filed by them, and will not voluntarily take any action inconsistent therewith in any Tax Contest unless required by applicable law.  In the event of any Tax Contest that impacts the Gross-Up Methodology and the Allocation Schedule, the party receiving notice of such Tax Contest will promptly notify the other parties thereof and take all commercially reasonable efforts to defend the validity and accuracy of the Gross-Up Methodology and Allocation Schedule.
8.7 Section 338(h)(10) Election.
(a) The applicable Sellers will join with Purchaser in making a Section 338(h)(10) Election to the extent requested by Purchaser within the timeframe permitted by Law. Purchaser and such Sellers will comply fully with all filing and other requirements necessary to effectuate any such Section 338(h)(10) Election on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of any such Section 338(h)(10) Election, including the exchange of information and the joint preparation and filing of IRS Form 8023 and IRS Form 8883 (and all supplements thereto).
(b) At the Closing, the applicable Sellers shall deliver an executed IRS Form 8023.  No later than one hundred twenty (120) days following the Closing, Purchaser shall deliver to such Sellers (i) Purchaser’s determination of the amount and allocation of the aggregate deemed sales price in accordance with applicable Treasury Regulations and consistent with the Tax Allocation, and (ii) a draft IRS Form 8883 (or successor form) with any attachments, and any comparable forms required by provisions of state or local law.

(c) Purchaser and the Sellers agree that (i) the purchase and sale of the Shares will result in a termination of certain of the Companies’ “S” election, as described in Treasury Regulation Section 1.338(h)(10)-1(d)(3)(i) and that the termination year of the Companies that are corporations shall be divided into two short taxable years, an “S Short Year” and a “C Short Year” (as hereinafter defined), (ii) the S Short Year shall be that portion of the Company’s termination year ending on the Closing Date and the C Short Year of the Companies shall be that portion of the Companies’ termination year beginning on the day immediately following the Closing Date and ending on the last day of the taxable year, (iii) the Companies shall allocate items of income, gain, loss, deduction and credit for its termination year between the S Short Year and the C Short Year in accordance with the principles of Treasury Regulations Sections 1.338(h)(10)-1(d)(3) and 1.1362-3, and (iv) to the maximum extent permitted by applicable Law, all Transaction Tax Deductions shall be allocated to the S Short Year.
ARTICLE 9
INDEMNIFICATION
9.1 Survival.
(a) Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Seller Parties and Purchaser, respectively, contained in this Agreement, shall survive the Closing and remain in full force and effect for eighteen (18) months following the Closing Date, except that (i) the representations and warranties in Section 4.1 (Authority), Section 4.2 (Organization), Section 4.3 (Capitalization; Subsidiaries), Section 4.13 (Brokers and Finders; Companies Transaction Expenses), Section 5.1(a) (Authorization; Valid and Binding Agreement), Section 5.2 (Ownership), Section 5.3 (Brokerage), Section 6.1 (Authority), Section 6.2 (No Conflicts; Consents and Approvals), Section 6.3 (Organization), and Section 6.5 (Brokers and Finders) (collectively, the “Fundamental Representations”) shall survive until the sixth anniversary of the Closing Date (but only to the extent Fundamental Representation claims are made against the R&W Policy during that period), (ii) the representations and warranties contained in Section 4.9 (Taxes) shall survive until thirty (30) days after the expiration of the applicable statute of limitations with regard to such matters, and (iii) any claim for Fraud by any Party shall survive for a period of six (6) years from the Closing. If a claims notice has been provided by the applicable survival date, the representations and warranties on which the claim is based shall remain in full force and effect solely with respect to such claims until final resolution thereof.
(b) Covenants and Agreements.  Subject to the limitations and other provisions of this Agreement, the covenants and other agreements of the Seller Parties and Purchaser, respectively, contained in this Agreement, shall survive the Closing and remain in full force and effect until thirty (30) days after the expiration of the applicable term of such covenant or agreement, or if earlier until the date such covenant or agreement has been completed, except that the covenant set forth in Section 9.2(a)(iii) shall survive until thirty (30) days after the expiration of the applicable statute of limitations with regard to such matters.
9.2 Indemnification of Purchaser.
(a) Indemnification for Companies Matters.  Subject to the other provisions of this ARTICLE 9, each Seller agrees, severally and not jointly, in accordance with such Seller’s Pro-Rata Share, to indemnify Purchaser, the Companies, their Affiliates and Subsidiaries, and their respective directors, managers, officers, equity holders, employees, successors and assigns (the “Purchaser Indemnified Persons”), and to defend and hold harmless the Purchaser Indemnified Persons, from and against any and all Damages suffered or incurred by any such Purchaser Indemnified Person with respect to, arising from or in connection with: (i) any breach or inaccuracy of any of the representations or warranties made by any of the Sellers in ARTICLE 4 of this Agreement or the Schedules related thereto, or contained in any certificate delivered to Purchaser pursuant to Section 3.2(e) of this Agreement; (ii) any breach or non-fulfillment of any covenant or obligation to be performed by (A) any of the Companies (to the extent required to be performed prior to or at the Closing) or (B) the Seller Representative as expressly set forth in this Agreement; (iii) except for Taxes included as a reduction to the Purchase Price or covered by the R&W Policy: (A) Taxes relating to any of the Companies imposed on Purchaser or any of the Companies with respect to any Pre-Closing Tax Period, and (B) with respect to Straddle Tax Periods, Taxes relating to any of the Companies imposed on Purchaser or any of the Companies which are allocable, pursuant to Section 8.1, to the portion of such Straddle Tax Period ending on the Closing Date; (iv) the matters set forth on Schedule 9.2(a); or (v) Fraud by Sellers with respect to the making of the representations and warranties set forth in ARTICLE 4 of this Agreement.

(b) Indemnification for Seller Matters.  Subject to the other provisions of this ARTICLE 9, each Seller agrees, severally and not jointly, to indemnify the Purchaser Indemnified Persons, and to defend and hold harmless the Purchaser Indemnified Persons, from and against any and all Damages suffered or incurred by any such Purchaser Indemnified Person with respect to, arising from or in connection with: (i) any breach or inaccuracy of any of the representations or warranties made by such Seller in ARTICLE 5 of this Agreement or the Schedules related thereto; (ii) any breach or non-fulfillment of any covenant or obligation to be performed by such Seller (to the extent required to be performed prior to or at the Closing); or (iii) Fraud by such Seller with respect to the making of the representations and warranties of such Seller in ARTICLE 5 of this Agreement.
(c) Guaranty of Indemnification Matters. Subject to the other provisions of this ARTICLE 9 and the conditions and limitations contained herein: (i) Josh hereby unconditionally and irrevocably guaranties to each Purchaser Indemnified Person the full and prompt performance and payment when due of the indemnification obligations of the Josh Thompson Trusts pursuant to Sections 9.2(a) and 9.2(b) hereof; and (b) Lew hereby unconditionally and irrevocably guaranties to each Purchaser Indemnified Person the full and prompt performance and payment when due of the indemnification obligations of LTS Holding pursuant to Sections 9.2(a) and 9.2(b) hereof; provided, however, that notwithstanding the foregoing, any liability of Lew and Josh for the guaranty of the indemnification obligations of LTS Holding under Sections 9.2(a) and 9.2(b) hereof shall be several and not joint, with 90% of such liability borne by Lew and 10% of such liability borne by Josh.
9.3 Indemnification of Seller Parties. Subject to the other provisions of this ARTICLE 9, Purchaser agrees to indemnify each Seller Party and their respective directors, managers, officers, employees, equity holders, successors and assigns (the “Seller Indemnified Persons”), and agrees to defend and hold harmless the Seller Indemnified Persons, from and against any and all Damages suffered or incurred by any such Seller Indemnified Person with respect to, arising from or in connection with: (a) any breach or inaccuracy of any of the representations or warranties by Purchaser in this Agreement; (b) any breach or non-fulfillment of any covenant to be performed by Purchaser as expressly set forth in this Agreement; or (c) Fraud.
9.4 Principles and Qualifications.
(a) Caps. Notwithstanding anything in this Agreement to the contrary, in no event shall the Seller Parties’ collective maximum aggregate liability under Sections 9.2(a)(i), 9.2(b)(i), and 9.2(c) (to the extent related to claims pursuant to Sections 9.2(a)(i) and 9.2(b)(i)) exceed an amount equal to Three Hundred Seventy-Five Thousand Dollars ($375,000.00) (the “General Cap”); provided, however, that the General Cap shall not apply to Fraud by Sellers with respect to the making of the representations and warranties set forth in ARTICLE 4 and ARTICLE 5 of this Agreement. The Seller Parties’ collective maximum aggregate liability under Section 9.2 shall not exceed an amount equal to the Purchase Price (the “Aggregate Cap”) and each Seller’s maximum aggregate liability under Section 9.2 shall not exceed the Pro-Rata Share of the Purchase Price actually received by such Seller (the “Seller Cap”).

(b) Sole Remedy.  Notwithstanding any other provision of this Agreement, with respect to (i) any claim for any breach of or inaccuracy in any of the representations and warranties of the Sellers pursuant to Sections 9.2(a)(i) and 9.2(b)(i), the Purchaser Indemnified Persons shall pursue recovery of the General Cap from the Seller Parties and under the R&W Policy as their sole and exclusive remedies, and (ii) with respect to claims pursuant to Sections 9.2(a)(ii)-(v) and 9.2(b)(ii)-(iii), shall pursue recovery of the Aggregate Cap and Seller Cap from the applicable Seller Parties. Except as set forth in this Section 9.4(b), Purchaser Indemnified Persons shall not, directly or indirectly, otherwise pursue any claim, right or action against any of the Seller Parties under this ARTICLE 9 without regard to whether Purchaser does or may actually recover under the R&W Policy.
(c) Net Recovery.  The amount of any Damages for which any Person entitled to indemnification hereunder (each, an “Indemnified Person”) shall be reduced to the extent of any insurance proceeds received (after taking into account any deductible, retention or self-retained amount and premium increase resulting therefrom) or amounts recovered under other sources of indemnification, as an offset against such Damages.
(d) No Duplication.  Seller Parties shall not have any indemnification obligations relating to, and the Purchaser Indemnified Persons shall not be entitled to indemnification for, any Damages to the extent such Damages are reflected in, and Purchaser already has already recovered as a result of, their inclusion in Closing Cash, Closing Indebtedness, Companies Transaction Expenses, or Net Working Capital. No Indemnified Person shall be entitled to multiple recoveries for the same Damages.
(e) Mitigation. Each Indemnified Person shall use commercially reasonable efforts to mitigate all Damages of which such Indemnified Person has knowledge and for which such Indemnified Person is entitled to indemnification under this Agreement.
(f) Materiality.  Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of or inaccuracy in any representation, warranty, or covenant in this Agreement or for purposes of calculating any Losses with respect to a breach of or inaccuracy in any representation, warranty, or covenant in this Agreement, if any such representation, warranty or covenant is qualified by the use of the term “Material Adverse Effect” or by the word “material” or by any word formed from such words, then such representation or warranty shall be construed as if the word “material” (and such words formed therefrom) or the term “Material Adverse Effect” were not included in such representation, warranty or covenant; provided, however, that that the word “material” (and such words formed therefrom) in the defined terms “Fraud,” “Material Adverse Effect,” “Material Contracts,” “Material Customer,” “Material Supplier,” or when used in the definition of any other defined term, and in Section 4.8, shall in each case not be disregarded for any of such purposes.
(g) Recovery Priority; Source of Recovery. For Damages covered by the R&W Policy or any other applicable insurance policy or an indemnification, contribution or similar obligation (including pursuant to any prior acquisition agreement or agreements and escrows related thereto) of another Person (other than an Affiliate of a Purchaser Indemnified Person), the Purchaser Indemnified Persons will use reasonable best efforts to pursue a claim and collect under the R&W Policy, such other applicable insurance policy, or such indemnification, contribution or similar obligation, as the case may be, prior to seeking indemnification directly against any Seller.  Notwithstanding anything expressed or implied herein to the contrary, Purchaser Indemnified Persons shall not be entitled to recover Damages from the Seller Parties if such Damages would have been covered under the R&W Policy if not for a failure by a Purchaser Indemnified Person to timely and properly make a claim thereunder or otherwise comply with the terms thereof.

(h) Retention. The retention amount with respect to any claim under the R&W Policy shall be borne equally by the Seller Parties and Purchaser.
9.5 Third Party Claims.
(a) A Party indemnifying an Indemnified Person under this Agreement (each, an “Indemnifying Party”) shall have the right, exercisable by written notice to the Indemnified Person within thirty (30) days after receipt of written notice from the Indemnified Person of the assertion or commencement of any legal proceeding for which the Indemnifying Party may be responsible under this Agreement (each, a “Third Party Claim”), subject to the limitations below, to assume and conduct the defense of each Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Person (which acceptance shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Person may, at its election, participate in the defense thereof at its sole cost and expense, subject to the Indemnifying Party’s right to control the defense thereof; and provided, further, that the Indemnified Person may, at its election, assume and conduct the defense of each Third Party Claim under the following circumstances: (i) the Third Party Claim involves an injunction or other equitable relief against the Indemnified Person; (ii) an actual or potential conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim that cannot be waived or consented to as evidenced by a written opinion of the Indemnified Person’s legal counsel; (iv) the Third Party Claim is an action by a Governmental Authority; or (v) in the event the Indemnified Person is a Company, the Third Party Claim involves a Material Customer or Material Supplier.
(b) If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 9.5, the Indemnified Person may defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 9.5, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof; provided, however, that if: (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim; (ii) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Person and, in the opinion of counsel for the Indemnifying Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; or (iii) the Indemnified Person is entitled to assume the defense of such Third Party Claim pursuant to the last proviso of Section 9.5(a), the Indemnified Person may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith; provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel providing the same services for all Indemnified Persons in connection with any Third Party Claim.
(c) Neither the Indemnified Person nor the Indemnifying Party shall enter into settlement of any Third Party Claim without the other’s prior written consent or authorization, which will not be unreasonably withheld, conditioned, or delayed.
(d) After delivery of a notice of claim, so long as any right to indemnification exists pursuant to this ARTICLE 9, the affected Parties each agree to retain all books and records related to such notice of claim. In each instance, the Indemnified Person shall have the right to be kept fully and timely informed by the Indemnifying Party and its legal counsel with respect to any claims, legal proceedings or causes of action. Any information or documents made available to any Party hereunder and designated as confidential by the Party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the Party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the Parties hereto, or any of them), and, except as may be required by applicable Law, shall not be disclosed to any third party (except for the representatives of the Party being provided with the information, in which event the Party being provided with the information shall request its representatives not to disclose any such information which is otherwise required hereunder to be kept confidential).

9.6 Notice of Claims. As promptly as is reasonably practicable but in any event no later than ten (10) Business Days after the Indemnified Person first receives notice pertaining to any claim for which the Indemnifying Party may be responsible under this Agreement (or, if such claim does not involve a Third Party Claim, no later than ten (10) Business Days after the Indemnified Person is first aware of such claim), the Indemnified Person shall give notice to the Indemnifying Party of such claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents. The failure of an Indemnified Person to give any notice required by this Section 9.6 shall not affect any of such Indemnified Person’s rights under this ARTICLE 9, except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.
9.7 Setoff.
(a) Subject to Section 9.7(b), if any indemnification payment obligation of any of the Seller Parties pursuant to this ARTICLE 9 with respect to any Damages suffered or incurred by any Purchaser Indemnified Person is not paid when due, then Purchaser shall be entitled, but not obligated, to recover such amounts from such Person under this Agreement by setting off such amounts against any Earn-out Payment owed to such Seller Party and/or any amount owed to such Seller Party pursuant to Section 2.7 (and each Seller Party agrees to take all such action to cause Seller Party to enable any such setoff); provided, however, that prior to Purchaser exercising its rights under this Section 9.7(a), Purchaser shall first provide written notice to the Seller Representative of Purchaser’s intent to exercise its rights under this Section 9.7(a) and the Seller Party shall have the right to pay to the applicable Indemnified Person the amount of such Damages (i) within thirty (30) days of receipt of such notice if the Damages claimed by Purchaser are not disputed in accordance with Section 9.7(b) below or (ii) within thirty (30) days of a final resolution as set forth in Section 9.7(b) below.
(b) If the Seller Party disagrees with any Damages claimed by any Purchaser Indemnified Person that are to be setoff in accordance with Section 9.7(a), the Seller Representative may, within thirty (30) days after the Seller Representative’s receipt of the notice described in Section 9.7(a) (the “Setoff Notification Period”), notify Purchaser in writing of such disagreement by setting forth the Seller Representative’s calculation of the applicable amounts in dispute and describing in reasonable detail the basis for such disagreement (an “Setoff Objection Notice”).  If a Setoff Objection Notice is not delivered to Purchaser prior to the expiration of the Setoff Notification Period, then the Damages claimed by such Purchaser Indemnified Person may be setoff in accordance with Section 9.7(a).  If a Setoff Objection Notice is delivered to Purchaser prior to the expiration of the Setoff Notification Period, then the Seller Representative and Purchaser shall negotiate in good faith to resolve their disagreements with respect to the items set forth in such Setoff Objection Notice.  If the Seller Representative and Purchaser are unable to resolve all such disagreements within thirty (30) days after Purchaser’s receipt of the Setoff Objection Notice, either Purchaser or Seller Representative may bring suit to resolve the matter in accordance with Section 11.6.  Until a final resolution is reached, either by agreement of the Purchaser and Seller Representative or resolution of a suit, Purchaser shall be entitled to withhold the amount in dispute from any Earn-out Payment owed to such Seller Party as may be liable.

9.8 Exclusive Remedy. Except for claims (a) for Fraud, (b) pursuant to Section 2.5, (c) for equitable relief pursuant to Section 7.5, and (d) for the provision of equitable relief as provided in Section 11.16, the indemnification provided by this ARTICLE 9 shall be the exclusive remedy for Purchaser and Purchaser Indemnified Persons or the Seller Parties and Seller Indemnified Persons, as the case may be, with respect to this Agreement.  Nothing in this Section 9.8 shall limit the remedies of any Party under the Transaction Documents.
9.9 Adjustments to Purchase Price.  Except as otherwise required by applicable Law, any payment made pursuant to ARTICLE 8 or this ARTICLE 9 (including any payment received under the R&W Insurance Policy) shall be treated as an adjustment to the Final Purchase Price.
ARTICLE 10
THE SELLER REPRESENTATIVE
10.1 Appointment and Acceptance.  In order to facilitate the consummation of the transactions contemplated hereunder and the resolution of certain matters after the Closing between Purchaser and the Sellers regarding the Purchase Price adjustments described herein, the Seller Representative, acting as hereinafter provided, shall serve as the attorney-in fact and agent for each Seller in such Seller’s name, place and stead in accordance with the terms of this ARTICLE 10 and other applicable provisions of this Agreement, such appointment being coupled with an interest.  By executing and delivering this Agreement, the Seller Representative hereby (a) accepts its appointment and authorization as the attorney-in-fact and agent on behalf of each of the Sellers in accordance with the terms of this Agreement and (b) agrees to perform its obligations under, and otherwise comply with, this Agreement.  No bond shall be required of the Seller Representative, and the Seller Representative shall not be entitled to receive any compensation, for its services as Seller Representative; provided, however, that the Seller Representative shall be entitled to reimbursement by Sellers of any reasonable fees and expenses incurred in connection with carrying out Seller Representative’s duties under this Agreement.
10.2 Authorization.  The Seller Representative has the full power and authority in each Seller’s name and on each Seller’s behalf to act on such Seller’s behalf in the absolute discretion of the Seller Representative with respect to all matters relating to this Agreement and the transactions contemplated hereunder and thereunder, including, without limitation, the power: (i) to enter into and amend this Agreement; (ii) to bind such Seller by all notices given or received, by all agreements and determinations made, and by all agreements, documents and instruments executed and delivered by the Seller Representative under this Agreement; (iii) to negotiate, agree to, enter into settlements and compromises of, demand dispute resolution for and comply with Orders for and on behalf of such Seller with respect to any matters that may arise under this Agreement; (iv) to take all actions and execute all such agreements, documents and instruments necessary or appropriate in the absolute discretion of the Seller Representative for the accomplishment of the foregoing or the transactions contemplated by this Agreement; and (v) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate this Agreement.  Neither the Seller Representative nor any of its Affiliates or the directors, officers, partners, managers, members, employees, agents or representatives of any of the foregoing will be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken by the Seller Representative under this Agreement except in the case of the Seller Representative’s willful misconduct or fraud.  The Seller Representative may consult with legal counsel, independent public accountants or other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.
10.3 Reliance on Seller Representative by Purchaser.  Purchaser shall be entitled to rely upon any document delivered by the Seller Representative acting within the scope of his authority as set forth in Section 10.2 on behalf of any Seller as being authorized by such Seller, and Purchaser shall not be liable to such Seller for any action taken or omitted to be taken by Purchaser based on such reliance.  A decision, act, consent or instruction of the Seller Representative on behalf of any Seller acting within the scope of his authority as set forth in Section 10.2 shall constitute a decision, act, consent or instruction of such Seller, shall be final, binding and conclusive upon such Seller, and may be relied upon as such by Purchaser.  Purchaser is relieved from any liability to any Person for any acts done by Purchaser in accordance with such decision, act, consent or instruction.

10.4 Indemnification by Sellers.  Each Seller hereby agrees, severally and not jointly, in accordance with such Seller’s Pro-Rata Share, to indemnify, defend and hold the Seller Representative, his Affiliates and their respective directors, officers, partners, managers, members, employees, agents, his and advisors harmless from any and all losses incurred or suffered as a result of the performance of Seller Representative’s obligations under this Agreement, except such that arise from the willful misconduct or fraud of the Seller Representative.
10.5 Effectiveness of Authorizations.  The authorizations of the Seller Representative under this ARTICLE 10 shall be effective until its rights and obligations under this Agreement terminate.
ARTICLE 11
MISCELLANEOUS
11.1 Expenses.  Except as otherwise expressly set forth herein, each Party hereto shall bear its own expenses with respect to the transactions contemplated by this Agreement.  All federal, state, local, foreign and other transfers, sales, use or similar Taxes applicable to, imposed upon or arising out of the transactions contemplated by this Agreement shall be paid by Purchaser.  For the avoidance of doubt, the Companies Transaction Expenses included in the Estimated Companies Transaction Expenses shall be paid by Purchaser on the Closing Date (all such fees and expenses to be invoiced prior to the Closing Date) on behalf of the Companies and the Sellers.
11.2 No Other Representations or Warranties. Purchaser acknowledges that (a) except for the representations and warranties contained in ARTICLE 4 and ARTICLE 5, none of the Seller Parties nor any Company nor any of their respective directors, managers, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, in connection with the transactions contemplated by this Agreement, including as to the accuracy or completeness of any information (including, without limitation, any estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Purchaser or any of its directors, managers, officers, employees, Affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any virtual data room, management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above), and (b) the sole representations or warranties being made by the Seller Parties or any Company with respect to the transactions contemplated hereby are set forth in  ARTICLE 4 and ARTICLE 5, and that Purchaser is not relying on any statements, information or data other than the representations or warranties in ARTICLE 4 and ARTICLE 5 in its determination to enter into and consummate the transactions contemplated hereby. With respect to any estimate, projection or forecast delivered by or on behalf of the Seller Parties or any Company, Purchaser acknowledges that: (x) there are uncertainties inherent in attempting to make such estimates, projections and forecasts; (y) Purchaser is aware that actual results may differ materially; and (z) Purchaser shall have no claim against any Seller Parties with respect to any such estimate, projection or forecast.
11.3 Amendment.  This Agreement may be amended, modified or supplemented only in writing signed by an authorized representative of Purchaser and the Seller Representative.

11.4 Notices.  Any written notice to be given hereunder shall be given in writing and shall be deemed given: (a) when received if given in person, (b) on the date of transmission (upon confirmation of receipt) if sent by electronic mail (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and (d) if sent by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery).  All notices shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):
If to any Seller, or to the Seller Representative, addressed as follows:

Lew Thompson
169 Madison 8655
Huntsville, AR 72740
Email: lew@lewthompsontrucking.com
with a copy (which shall not constitute notice) to:

Scudder Law Firm, P.C., L.L.O
222 West Gregory Boulevard, Suite 203
Kansas City, MO 64114
Attention:  Gregory C. Lawhon
Email: glawhon@scudderlaw.com
If to Purchaser, addressed as follows:

Landair Holdings, Inc.
400 Birmingham Highway
Chattanooga, TN 37419
Attention: Tripp Grant, Chief Financial Officer
Email: tgrant@covenantlogistics.com

with a copy (which shall not constitute notice) to:

Scopelitis, Garvin, Light, Hanson & Feary, P.C.
10 W. Market Street, Suite 1400
Indianapolis, IN 46204
Attention: W. Todd Metzger
Email: tmetzger@scopelitis.com

11.5 Waivers.  Subject to the limitations contained in this Agreement, the failure of a Party to require performance of any provision hereof shall not affect its right at a later time to enforce the same.  No waiver by a Party of any term, covenant, representation or warranty contained herein shall be effective unless in writing.  No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.
11.6 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto to the extent signed and delivered by means of a photographic, facsimile or similar reproduction of such signed writing using a facsimile machine or e-mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the Party against whom enforcement is sought.

11.7 Applicable Law; Jurisdiction.  This Agreement, and all claims or causes of action (whether at law or in equity, whether in contract, tort, statute or otherwise) arising out of relating to this Agreement, the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation and warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the transactions contemplated hereby will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Law of any jurisdiction other than those of the State of Delaware.  All claims and causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware.  Consistent with the preceding sentence, the Parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any claim or cause or action arising out of or relating to this Agreement, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such claim or cause or action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that claim or cause or action is brought in an inconvenient forum, that venue is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
11.8 Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns.  This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto without the express written consent of the other Parties hereto, other than by operation of law; provided, however, that Purchaser may assign any or all of its rights pursuant to this Agreement and any other Transaction Document to one or more of its Affiliates, provided, that Purchaser will nonetheless remain liable for all of its obligations hereunder and thereunder.  Notwithstanding the foregoing, Purchaser may assign any or all of its rights pursuant to this Agreement and any other Transaction Document to any of its lenders as collateral security without the consent of any of the other Parties hereto.
11.9 No Third‑Party Beneficiaries.  Except as set forth in Section 11.8 and the last sentence of this Section 11.9, this Agreement is solely for the benefit of the Parties hereto and those Persons (or categories of Persons) specifically described herein, and no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.  Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that the Seller Representative shall enjoy the benefits provided for it pursuant to ARTICLE 10.
11.10           Schedules.  Any information disclosed pursuant to any Schedule hereto shall be deemed to be disclosed in response to each other representation and warranty in this Agreement so long as the relevance of such information is reasonably apparent from the face of such disclosure.  Matters reflected in these Schedules are not necessarily limited to matters required by this Agreement to be disclosed.  Neither the specification of any dollar amount in any representation and warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.

11.11              Incorporation.  The respective Recitals, Schedules and Exhibits attached hereto and referred to herein are incorporated into and form a part of this Agreement.
11.12              Complete Agreement.  This Agreement, the Transaction Documents and the Confidentiality Agreement contain the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements among the Parties with respect to the subject matter hereof.
11.13              Currency.  All references to “dollars” or “$” in this Agreement shall mean United States Dollars.
11.14              Waiver of Conflict.  The Parties acknowledge that the law firms of RMP LLP and Scudder Law Firm, P.C., L.L.O. (the “Law Firms”), counsel for the Companies, have in the past performed, are now performing and may continue to perform legal services for the Seller Parties and the Companies, and that, upon the Closing, the Law Firms’ representation of the Companies shall terminate.  Purchaser, and as of the Closing, the Companies, consent to the Law Firms’ continued representation of the Seller Parties, including in any matter adverse to the Companies after the Closing related to this Agreement or the transactions contemplated hereby.  Without limiting the foregoing consent, Purchaser agrees that, from and after the Closing, Purchaser and the Companies will not rely on the Law Firms’ past representation in connection with the transactions contemplated by this Agreement to disqualify either of the Law Firms from representing the Seller Parties after the Closing in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) between the Seller Parties and Purchaser or the Companies arising under this Agreement.
11.15             Waiver of Jury Trial.  No Party to this Agreement or any assignee, successor, heir or personal representative of a Party shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon or arising out of this Agreement or any of the other agreements or the dealings or the relationship between the Parties.  No Party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot or has not been waived.  The provisions of this Section 11.15 have been fully discussed by the Parties hereto, and these provisions shall be subject to no exceptions.  No Party hereto has in any way agreed with or represented to any other Party hereto that the provisions of this Section 11.15 will not be fully enforced in all instances.
11.16              Specific Performance.  In addition to the remedies provided in Section 7.5(g), the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement.  Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.16 shall not be required to provide any bond or other security in connection with any such injunction.
11.17              Parent Guaranty.  Parent hereby absolutely, irrevocably and unconditionally guaranties the due and punctual performance of all obligations of Purchaser under this Agreement and the other Transaction Documents, including, without limitation, the payment of the Purchase Price to Sellers, and the payment to Sellers of any and all damages, claims and losses incurred by the Sellers (except to the extent limited by the Agreement) arising out of or related to the failure of Buyer to perform any of its obligations under this Agreement or the other Transaction Documents.  The obligations of Parent under this Section 11.17 will not be released, discharged or otherwise affected by any assignment of this Agreement or any other Transaction Document or any rights, interests, benefits or obligations thereunder by Purchaser or Parent, whether by operation of law or otherwise and whether or not consented to by any of the Sellers.  Parent expressly waives any and all rights, benefits or defenses under (a) any defense to its obligation to provide the foregoing guaranty, other than the defense that Purchaser has in fact fully and promptly performed all of its obligations under this Agreement and the other Transaction Documents, and (b) any claim or circumstance that would legally or equitably discharge a guarantor or surety.

 [SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered on the date first set forth above.

PURCHASER:

Landair Holdings, Inc.,
a Tennessee corporation

By:	/s/ James S. Grant III
Name:	James S. Grant III
Title:	Vice President and Treasurer

PARENT:

Covenant Logistics Group, Inc.
a Nevada corporation

By:	/s/ James S. Grant III
Name:	James S. Grant III
Title:	Executive Vice President and Chief Financial Officer

COMPANIES:

Lew Thompson & Son Trucking, Inc.,
an Arkansas corporation

By:	/s/ Joshua W. Thompson
Name:	Joshua W. Thompson
Title:	President

Josh Thompson Trucking, Inc.,
an Arkansas corporation

By:	/s/ Joshua W. Thompson
Name:	Joshua W. Thompson
Title:	President

Lew Thompson & Son Dedicated Leasing, Inc.,
an Arkansas corporation

By:	/s/ Joshua W. Thompson
Name:	Joshua W. Thompson
Title:	President

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Lew Thompson & Son Leasing Inc.,
an Arkansas corporation

By:	/s/ Bobby W. Thompson
Name:	Bobby W. Thompson
Title:	President

SELLERS:

Josh Thompson Revocable Trust

By:	/s/ Josh Thompson
Name:	Josh Thompson, Trustee

Josh Thompson Exempt Trust

By:	/s/ Josh Thompson
Name:	Josh Thompson, Trustee

Lew Thompson & Son Holding Inc.

By:	/s/ Bobby W. Thompson
Name:	Bobby W. Thompson
Title:	President

OTHER SELLER PARTIES:

/s/ Bobby W. Thompson
Bobby W. Thompson

/s/ Joshua W. Thompson
Joshua W. Thompson

SELLER REPRESENTATIVE:

/s/ Bobby W. Thompson
Bobby W. Thompson
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EXHIBITS
Exhibit A	Accounting Practices
Exhibit B	Earn-out Calculation
Exhibit C	R&W Insurance Policy

SCHEDULES

Schedule 1.1(a)	Payoff Letters
Schedule 1.1(b)	Permitted Liens
Schedule 1.1(c)	Pro-Rata Share
Schedule 2.4	Net Working Capital
Schedule 2.7	Gross-Up Methodology
Schedule 3.2(f)	Officers and Directors of the Companies
Schedule 3.2(i)	Real Estate Lease Agreements; Real Estate Details
Schedule 4.3(a)	Capitalization
Schedule 4.4	No Conflicts; Consents and Approvals
Schedule 4.5(a)	Owned Real Property
Schedule 4.5(c)	Leased Real Property
Schedule 4.5(g)	Asset Issues; Assets in Possession of Third Parties
Schedule 4.6(a)	Registered Intellectual Property
Schedule 4.6(b)	Licensed Intellectual Property
Schedule 4.6(c)	Intellectual Property Issues
Schedule 4.6(d)	Intellectual Property Additional Issues
Schedule 4.6(g)	Computer Systems Issues
Schedule 4.7(a)	Financial Statements
Schedule 4.7(b)	Financial Statements – Exceptions
Schedule 4.7(c)	Indebtedness
Schedule 4.7(d)	Accounts Receivable Issues
Schedule 4.8	Absence of Changes
Schedule 4.9(a)	Tax Return Filing Issues
Schedule 4.9(d)	Tax Waivers
Schedule 4.9(f)	Tax Claims
Schedule 4.10	Litigation
Schedule 4.11(a)	Employee Benefit Plans
Schedule 4.11(c)	Employee Benefit Plans Issues
Schedule 4.12(a)	Material Contracts
Schedule 4.12(b)	Material Contracts – Material Breaches
Schedule 4.13	Brokers and Finders
Schedule 4.14(a)	Insurance Policies
Schedule 4.14(b)	Insurance Claims
Schedule 4.15(a)	Employees
Schedule 4.15(b)	Labor and Employment Law Issues
Schedule 4.18	Affiliate Transactions
Schedule 4.19(a)(i)	5 Largest Customers for Combined Companies
Schedule 4.19(b)(i)	10 Largest Vendors for Combined Companies
Schedule 4.20	Bank Accounts; Powers of Attorney
Schedule 4.22	COVID-19 Matters
Schedule 5.2	Ownership
Schedule 8.6	Allocation Methodology
Schedule 9.2(a)	Specific Indemnification Matters

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